Exhibit 2.1
EXECUTION COPY
MERGER AGREEMENT
BY AND AMONG
LONGFOOT COMMUNICATIONS CORP.,
KIDVILLE HOLDINGS, LLC
AND
KIDVILLE MERGER CORP., INC.
DATED AS OF JULY 14, 2008

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MERGER AGREEMENT
     THIS MERGER AGREEMENT (this “Agreement”) is entered into as of July 14, 2008, among LONGFOOT COMMUNICATIONS CORP., a Delaware corporation (“Parent”), KIDVILLE HOLDINGS, LLC, a Delaware limited liability company (“Kidville”), and KIDVILLE MERGER CORP., INC, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).
WITNESSETH:
     WHEREAS, the business and affairs of Kidville are currently managed through those certain limited liability companies as set forth on Schedule A hereto (the “Kidville Subsidiaries”, Kidville and the Kidville Subsidiaries collectively, the “Kidville Group”);
     WHEREAS, pursuant to a series of pre-merger reorganizations, effective as of the date hereof, Kidville has become the sole member of each of the Kidville Subsidiaries, except for Kidville Media, LLC, which is an indirect subsidiary of Kidville;
     WHEREAS, each of the Boards of Directors, Board of Managers or Members, as the case may be, of Parent, Kidville and Merger Sub have, pursuant to the laws of the state of Delaware, approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into Kidville (the “Merger”), and the Boards of Directors, Board of Managers or Members, as the case may be, of each of Parent, Kidville and Merger Sub have declared that this Agreement is advisable, fair and in the best interests of their respective stockholders or members, as the case may be, and approved the Merger upon the terms and subject to the conditions set forth herein in accordance with the DGCL and DLLCA (as hereafter defined), as applicable;
     WHEREAS, the parties to this Agreement intend that the Merger and the other transactions contemplated herein will qualify as a tax-free contribution to the capital of Parent pursuant to Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the parties have agreed not to take actions that would cause the Merger not to qualify as such a tax-free contribution; and
     WHEREAS, Parent, Merger Sub and Kidville desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the representations, warranties, covenants and agreements of the parties, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions.
     “Affiliate” shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
     “Amended Charter Documents” shall have the meaning set forth in Section 2.5(a).
     “Charter Documents” shall have the meaning set forth in Section 2.5(a).
     “Certificate of Merger” shall have the meaning set forth in Section 2.3.
     “Closing” shall mean the consummation of the Merger as provided in Section 2.2.
     “Closing Date” shall mean the date on which the Closing is completed and shall also have the meaning set forth in Section 2.2.
     “Closing Escrow Agent” shall be Greenberg Traurig, P.A., a Florida professional association.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “DGCL” shall mean the Delaware General Corporation Law, as amended.
     “DLLCA” shall mean the Delaware Limited Liability Company Act, as amended.
     “Director Nominees” shall have the meaning set forth in Section 6.7.
     “Disclosure Documents” shall have the meaning set forth in Section 4.22(a).
     “Effective Time” shall have the meaning set forth in Section 2.3.
     “Eligible Market” shall mean the OTCBB, and upon listing thereon, the American Stock Exchange, or such other market as the Parent Common Stock is or shall be traded.
     “Employee Benefit Plans” shall mean (i) all “employee benefit plans,” (ii) all employment, consulting, individual compensation and collective bargaining agreements and (iii) all other employee benefit plans, policies, agreements, or arrangements, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, policies, agreements or arrangements.

     “Employee Contract” shall mean any written or oral contract, agreement, arrangement, policy, program, plan or practice (exclusive of any such contract which is terminable within 30 days without liability to the party terminating), directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, termination of insurance coverage (including any self-insured arrangements), medical-surgical-hospital or other health benefits, workers’ compensation, disability benefits, supplemental employment benefits, vacation benefits and other forms of paid or unpaid leave, retirement benefits, tuition reimbursement, deferred compensation, savings or bonus plans, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit, employment guarantee or security, or limitation on right to discipline or discharge, or relating to confidentiality, nonsolicitation, ownership of inventions, noncompetition or similar items which (i) is not an Employee Benefit Plan, (ii) has been entered into or maintained, as the case may be, by a party thereto and (iii) covers any one or more employees.
     “End Date” shall mean November 15, 2008.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity (whether or not incorporated) which would be treated as a single employer with Parent under Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.
     “Escrow Agreement” shall have the meaning set forth in Section 9.3.
     “Exchange Ratio” shall have the meaning set forth in Section 3.3(a).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.
     “Exhibits” shall mean the exhibits appended hereto and thereby made part hereof as follows:

Exhibit A	—	Parent Incentive Compensation Plan
Exhibit B	—	Kidville Lock-up Agreements
Exhibit C	—	Parent Lock-up Agreements
Exhibit D	—	Purchase Agreement for Kidville Financing
Exhibit E	—	Voting Agreement
Exhibit F	—	Escrow Agreement
Exhibit G	—	Amended Charter Documents
Exhibit H	—	Amended and Restated Parent Certificate
Exhibit I	—	Letter to Parent
     “Franchisor Companies” shall have the meaning set forth in Section 4.22(a).
     “FTC Disclosures” shall have the meaning set forth in Section 4.22(a)

     “GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied.
     “Governmental Authority” shall mean any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality, whether United States or otherwise.
     “Guidelines” shall have the meaning set forth in Section 4.22(a).
     “Hazardous Substances” shall mean any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Authority to be capable of posing a risk of injury to health, safety, property or the environment.
     “Holdback” shall have the meaning set forth in Section 9.3.
     “Indebtedness” of any Person shall mean, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with applicable GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness and (H) all guaranties in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.
     “Insolvent” shall mean, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.
     “Intellectual Property” shall mean all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.
     “Investor Amount” shall have the meaning set forth in Section 3.3(b).
     “Investors” shall mean the investors identified on Schedule B.
     “Kidville Audited Financial Statements” shall have the meaning set forth in Section 7.2(k).
     “Kidville Employee Benefit Plans” shall mean all Employee Benefit Plans with respect to which Kidville or any Affiliate of Kidville has any obligation or liability, contingent or otherwise.
     “Kidville Escrowed Securities” shall have the meaning set forth in Section 9.3.
     “Kidville Financial Statements” shall have the meaning set forth in Section 4.6.
     “Kidville Financing” shall mean a private placement financing since June 30, 2008 equal to $10,000,000 (the “Investment”), less the amount of all expenses incurred by the Investors in connection with the Purchase Agreement (as hereinafter defined) and the transactions contemplated thereby prior to the closing of the investment by the Investors which took place on the date of execution of this Agreement pursuant to an Amended Purchase Agreement by and among Kidville and the Investors (the “Purchase Agreement”) in exchange for Kidville Membership Interests issued to the Investors pursuant to the Purchase Agreement, so that after all Kidville Membership Interests are exchanged for Parent Shares at Closing, the Investors and the Parent Stockholders shall own 24.7525% of Parent on a fully-diluted basis, 5% of such shares to be allocated pro rata among the Parent Stockholders in accordance with the ownership of Parent immediately prior to the Closing and 95% of such shares to be allocated pro rata among the Investors in accordance with the Investment in Kidville.
     “Kidville Group” shall have the meaning set forth in the recitals.
     “Kidville Indemnitees” shall have the meaning set forth in Section 6.8.
     “Kidville Intellectual Property” shall have the meaning set forth in Section 4.9.
     “Kidville’s Knowledge” shall mean the actual knowledge of Andrew Stenzler, Shari Misher Stenzler and Harry Harwood, Jr. and knowledge that such individuals could reasonably be expected to discover or become aware of, in each case, after reasonable and due inquiry.
     “Kidville Letters of Credit” shall have the meaning set forth in Section 2.2.
     “Kidville Loans” shall have the meaning set forth in Section 2.2.

     “Kidville Lock-up Agreements” shall have the meaning set forth in Section 6.20(a).
     “Kidville Material Agreement” shall have the meaning set forth in Section 4.8.
     “Kidville Member” shall mean a Person who holds Kidville Membership Interests.
     “Kidville Member Approval” shall have the meaning set forth in Section 7.1(a).
     “Kidville Member Meeting” shall have the meaning set forth in Section 6.4(a).
     “Kidville Membership Interests” shall mean the issued and outstanding Kidville membership interests.
     “Kidville Options” shall mean each outstanding and unexercised option to purchase Kidville Membership Interests as set forth in Section 3.2(b).
     “Kidville Option Plan” shall mean the Kidville 2008 Incentive Compensation Plan.
     “Kidville Securities” shall mean collectively the Kidville Membership Interests and the Kidville Options.
     “Kidville Securityholder” shall mean a Person who holds any Kidville Securities.
     “Kidville Subsidiaries” shall have the meaning set forth in the recitals.
     “Law” shall mean any law, statute, rule, regulation, judgment, decree, order, ordinance, code, regulation, grant, franchise, permit and license or other legally enforceable requirement of or by any Governmental Authority.
     “Letter of Transmittal” shall mean a letter of transmittal in such form as reasonably presented to each Kidville Member by Parent a reasonable amount of time prior to the Effective Time, but in no event being less than ten days from such date.
     “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any lien or charge arising by Law.
     “Losses” shall have the meaning set forth in Section 9.2(a).
     “Material Adverse Effect” shall mean, with respect to a specific party, a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, operations or business of such party, which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, operations or business of such party taken as a whole.
     “Merger Sub Certificate” shall have the meaning set forth in Section 5.1.
     “Name Change” means a name change of Parent to a name including “Kidville Inc.” or such other name as Kidville determines.

     “Parent Assumed Options” shall mean all issued and outstanding Kidville Options assumed by Parent and exercisable for Parent Shares, as described in Section 3.2.
     “Parent By-Laws” shall mean the By-Laws of Parent, as amended.
     “Parent Certificate” shall mean the Certificate of Incorporation of Parent, as amended.
     “Parent Common Stock” shall mean Parent’s common stock, par value $0.001 per share.
     “Parent Financial Statements” shall have the meaning set forth in Section 5.7(c).
     “Parent Incentive Compensation Plan” shall mean the Parent 2008 Incentive Compensation Plan, as will be approved by the Board and submitted to a vote of the stockholders of Parent as soon as reasonably practicable following the Closing, attached as Exhibit A, with such amendments or modifications as are required pursuant to this Agreement.
     “Parent’s Knowledge” shall mean the actual knowledge of Glenn L. Halpryn and Alan Jay Weisberg after reasonable and due inquiry and knowledge that such individuals could reasonably be expected to discover or become aware of after such reasonable and due inquiry.
     “Parent Liability Limitation” shall have the meaning set forth in Section 9.4.
     “Parent Lock-up Agreements” shall have the meaning set forth in Section 6.20(b).
     “Parent Material Agreement” shall have the meaning set forth in Section 5.10.
     “Parent Preferred Stock” shall mean Parent’s preferred stock, par value $0.001 per share.
     “Parent SEC Reports” shall have the meaning set forth in Section 5.7(a).
     “Parent Shares” shall mean the shares of Parent Common Stock, as constituted immediately prior to the Merger being consummated.
     “Parent Stockholder” means a person who holds any Parent Shares.
     “Permit” any permit, license, franchise, consent, variance, exemption or approval issued or granted by, or authorization of, expiration or termination of any waiting period requirement by, or filing, registration, qualification, declaration or designation with, any Governmental Authority.
     “Permitted Lien” shall have the meaning set forth in Section 4.10.
     “Person” shall mean all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships, joint ventures and other entities and Governmental Authorities or any department or agency thereof.

     “Proceeding” shall mean an action, claim, suit, investigation or proceeding (including, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.
     “Related Agreements” shall mean all instruments, agreements and other documents executed and delivered or to be executed and delivered pursuant to this Agreement.
     “Reverse Split” shall mean a combination, consolidation or “reverse split” of the issued and outstanding Parent Shares, in such ratio as the Board of Directors of Parent (comprising those directors determined pursuant to Section 6.7 herein) shall reasonably determine as soon as practicable following the Effective Time; provided, however, that the ratio shall not exceed 1:2.5.
     “Schedule of Exceptions” shall mean a schedule titled as such and, for each party, signed by a representative of each party hereto, which schedule qualifies any representation made herein by such party which is less than fully correct as of the date hereof. The Schedule of Exceptions of each party shall be updated by such party as of Closing, and for such party, signed by a representative of such party and shall include any additional qualifications to any representation made by such party which is less than fully covered and shall also disclose any failure of such party to fully comply with any covenant herein, or any other disclosure deemed necessary or desirable by the party making it, and if and when the schedule is signed and accepted by each other party through its authorized representative, it shall be conclusive proof of the acceptance by the signing parties of any such qualification, disclosure and/or performance failure and acquiescence with such matters for purposes of proceeding to Closing notwithstanding.
     “Schedules” shall mean the following schedules delivered by Kidville to Parent and Parent to Kidville, as applicable, pursuant to this Agreement.

Schedule	Section

List of Closing Deliveries of each of the Parties	2.2(a)
Kidville Loans; Kidville Letters of Credit	2.2(b)
Subsidiaries	4.4
Kidville Member List	4.5
Kidville Financial Statements	4.6
Kidville Undisclosed Liabilities	4.6(a)
Kidville Absence of Certain Changes or Events	4.7
Kidville Material Agreements	4.8
Kidville Intellectual Property	4.9
Kidville Title to Property	4.10
Kidville Litigation	4.12
Kidville Employees and Employee Agreement Terms	4.17
Kidville Employee Benefit Plans	4.18
Kidville Obligations to Related Parties	4.19
Kidville Franchise Disclosure	4.22(a)
Kidville Compliance with Franchise Laws	4.22(d)
Parent Subsidiaries	5.5

Schedule	Section

Parent Undisclosed Liabilities	5.7
Absence of Certain Changes or Events	5.8
Parent Material Agreements	5.10
Parent Title to Property	5.11
Parent Litigation	5.13
Parent Permits	5.15
Parent Tax Returns and Payments	5.17
Business Outside Ordinary Course	6.9
Kidville Lock-up Persons	6.20(a)
Parent Lock-up Persons	6.20(b)
Member Vote	6.23
Kidville Third Party Consents	7.2(d)
Kidville Members Delivery of Letter	7.2(i)
Parent Third Party Consents	7.3(c)
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Subsidiary” shall mean, as to any Person, any Affiliate corporation or other entity of which at least the majority of the equity or voting interests are owned, directly or indirectly, by such first Person.
     “Surviving Company” shall have the meaning set forth in Section 2.1.
     “Takeover Protections” shall mean any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under an entity’s charter documents or the laws of its state of incorporation.
     “Tax” or “Taxes” shall include, under the Laws of the United States or any other jurisdiction, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or any other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed.
     “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Territorial Rights” shall have the meaning set forth in Section 4.22(j).
     “Transaction Form 8-K” shall have the meaning set forth in Section 6.3.

     “Transaction Form 8-A” shall have the meaning set forth in Section 6.3.
     1.2 Construction.
          (a) The headings and captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.
          (b) As used herein, the singular shall include the plural, the masculine and feminine genders shall include the neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.
          (c) The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (d) Unless specified to the contrary, all references herein to sections, schedules or exhibits shall be deemed to refer to Sections of and Schedules or Exhibits to this Agreement. All Exhibits and Schedules to this Agreement are integrated into this Agreement as if fully set forth herein.
          (e) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
          (f) The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.
ARTICLE II
THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3) in accordance with the provisions of the DGCL and DLLCA, Merger Sub shall be merged with and into Kidville. At the Effective Time, the separate existence of Merger Sub shall cease, and Kidville shall continue as the surviving company of the Merger (hereinafter sometimes referred to as the “Surviving Company”).
     2.2 The Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig P.A., in Miami, Florida, or such other place as agreed by the parties (and with consent of the parties, concurrently in such additional places as is appropriate given the nature of the transactions), commencing at 9:00 a.m. Eastern Standard Time of the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby or such other date as the parties may mutually determine (the

“Closing Date”). Schedule 2.2(a) contains a list of the certificates, securities, funds, consents, authorizations and other documents that are to be delivered by each party to the other party or parties (or to stockholders or members of the parties, as applicable, and other third parties) at or prior to Closing. At the Closing or promptly thereafter (i) those certain loans of Kidville (the “Kidville Loans”) as set forth on Schedule 2.2(b) shall be repaid in full as to principal amount together with all outstanding and accrued interest thereon, to the extent not already paid, to the lenders thereof as specified therein and (ii) those certain letters of credit established by those certain Kidville Members as set forth on Schedule 2.2(b) as security for certain of the Kidville Group’s lease obligations (the “Kidville Letters of Credit”) shall be replaced, to the extent not already replaced, by Parent.
     2.3 The Effective Time. The Merger shall become effective on the date and at the time that the certificate of merger (the “Certificate of Merger”) is filed with the Secretary of State of the State of Delaware and becomes effective. The time at which the Merger shall become effective as aforesaid is referred to herein as the “Effective Time.”
     2.4 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Kidville and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of Kidville and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
     2.5 Certificate of Formation and Limited Liability Company Agreement; Directors and Officers.
          (a) Certificate of Formation and Limited Liability Company Agreement. Kidville has made available to Parent the Certificate of Formation and Limited Liability Company Agreement of Kidville, each as in effect as of the date hereof (the “Charter Documents”). Simultaneously with the Effective Time, Parent, in its capacity as sole member of the Surviving Company, shall take all necessary actions required to adopt amended and restated charter documents of Kidville and Parent substantially the form attached as Exhibit G hereto (the “Amended Charter Documents”), and such Amended Charter Documents shall be the charter documents of the Surviving Company from and after the Effective Time until further amended in accordance with applicable law.
          (b) Directors and Officers. The directors and officers of Parent and the manager and officers of Surviving Company immediately after the Effective Time shall be as determined pursuant to Section 6.7, and each shall hold their respective offices from and after the Effective Time until their successors shall have been elected and shall have qualified in accordance with applicable Law, or as otherwise provided in the Amended Charter Documents, respectively.

ARTICLE III
MANNER OF CONVERTING SECURITIES
TREATMENT OF OPTIONS
     3.1 Conversion and Exchange of Shares in the Kidville Merger. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Kidville or any of the stockholders or members of any of the foregoing, the outstanding securities of Kidville and Merger Sub shall be exchanged or assumed or cease to exist, as follows:
          (a) at the Effective Time, each ordinary share of Merger Sub that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder, cease to exist; and
          (b) each Kidville Membership Interest issued and outstanding immediately prior to the Effective Time shall be deemed transferred to Parent in exchange for the right to receive such number of validly issued, fully paid and nonassessable Parent Shares to be calculated in accordance with Section 3.3.
     3.2 Kidville Options
          (a) Kidville and Parent shall take any actions necessary and appropriate to cause the Kidville Option Plan and agreements under which each Kidville Option, as defined below, was originally granted, to be assumed by Parent at the Effective Time, subject to the adjustments required by Section 3.2(b). Each Kidville Option as in effect immediately prior to the Effective Time shall continue in all respects as the corresponding Parent Assumed Option.
          (b) Subject to the provisions of Article III, at the Effective Time, each issued, outstanding and unexercised option to purchase Kidville Membership Interests granted under the Kidville Option Plan or as otherwise approved by the Kidville Board of Managers (each, a “Kidville Option”), whether or not exercisable or vested, upon assumption by Parent as required by Section 3.2(a), shall no longer be exercisable for the purchase of Kidville Membership Interests, but shall be exercisable for a number of shares of Parent Common Stock (rounded up to the nearest whole share) and at a price and term to expiration as determined as provided in Section 3.3. Parent shall issue notice of the number of Parent Shares to which each Parent Assumed Option relates to each holder of a Kidville Option in accordance with Section 3.3.
          (c) Except to the extent required under the terms of the Kidville Options, all restrictions or limitations on transfer and vesting with respect to Kidville Options awarded under any plan, program or arrangement of Kidville, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Parent Assumed Option after giving effect to the Merger.
          (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Assumed Options. Within a reasonably practicable time after the Closing Date, Parent shall file a registration statement with the SEC on Form S-8 or another comparable form, but only if available, with respect to the Parent Shares subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the prospectus or prospectuses contained therein current) for so long as such options remain outstanding.
     3.3 Manner and Basis of Converting Securities
          (a) Conversion of Company Shares. At the Effective Time, the Kidville Membership Interests held by Kidville Members (other than the Investors) immediately prior to the Effective Time shall be converted, on a pro rata basis, into the right to receive such number of shares of Parent Common Stock, which in accordance with this Section 3.3 shall constitute, in the aggregate, 74.2575% of the entire issued and outstanding share capital of Parent at the Effective Time, calculated on a fully-diluted basis immediately after the Effective Time, including shares of Parent Common Stock issuable by Parent in exchange for Kidville Membership Interests issued to the Investors pursuant to the Kidville Financing. The exact exchange ratio shall be computed immediately prior to the Effective Time based on the above (“Exchange Ratio”).
          (b) At the Effective Time, the Kidville Membership Interests held by the Investors immediately prior to the Effective Time, as a result of the Kidville Financing, shall be converted, on a pro rata basis, into the right to receive such number of shares of Parent Common Stock, which, when added to all other securities held by holders of Parent Shares immediately prior to the Effective Time, shall constitute, in the aggregate, 24.7525% of the entire issued and outstanding share capital of Parent upon the Effective Time, calculated on a fully-diluted basis immediately after the Effective Time (the “Investor Amount”). For purposes of such calculation, the Parent Stockholders immediately prior to the Effective Time shall hold 5% of the Investor Amount and the Investors shall receive an aggregate number of Parent Shares equal to 95% of the Investor Amount.
          (c) Prior to the Closing, the Kidville board of managers shall adopt such resolutions or take such other actions as may be required to effect the following:
               (i) adjust the terms of all outstanding Kidville Options under the Kidville Option Plan, whether vested or unvested, as necessary to provide that, at the Effective Time, each Kidville Option outstanding immediately prior to the Effective Time shall be assumed and converted into an option to acquire on the same terms and conditions as were applicable under the Kidville Options and the Kidville Option Plan, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the Kidville Membership Interests subject to the Kidville Options by the Exchange Ratio; provided, that the aggregate exercise price of each Kidville Option shall remain unchanged; and
               (ii) make such other changes to the Kidville Option Plan as appropriate to give effect to the Merger.
          (d) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Kidville Options appropriate notices setting forth such holders’ rights under the Parent Assumed Options, subject to the adjustments required and limitations imposed by Article III.
     3.4 Exchange of Kidville Membership Interests. As soon as practicable after the Effective Time, upon delivery to Parent of an executed Letter of Transmittal, Parent shall deliver to the record holders of the Kidville Membership Interests (as set forth on Schedule A to the Limited Liability Company Agreement of Kidville (the “Kidville LLC Agreement”)), Parent Shares registered in the name of such members representing the number of Parent Shares to which such members are entitled under Section 3.1(b). At the Effective Time, each Kidville Membership Interest issued and outstanding immediately prior to the Effective Time shall be deemed transferred to Parent.
     3.5 No Further Ownership Rights in Kidville Securities. All Parent Shares and Parent Assumed Options issued to Kidville Members upon the surrender for exchange of Kidville Membership Interests and Kidville Options by Kidville Members to Parent in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights and interests pertaining to the Kidville Membership Interests and Kidville Options. At the Effective Time, the transfer books of Kidville shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Kidville Membership Interests or Kidville Options that were outstanding immediately prior to the Effective Time. Except as otherwise provided for herein or by applicable Law, from and after the Effective Time, the holders of Kidville Options outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such options.
     3.6 No Fractional Shares. No fraction of a Parent Share (including any Parent Assumed Option to purchase a fraction of a Parent Share) shall be issued upon the surrender for exchange of Kidville Membership Interests or Kidville Options, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding anything else contain herein to the contrary, each holder of Kidville Membership Interests and Kidville Options who would otherwise be entitled to a fraction of or the right to purchase a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent, in lieu of such fractional share, one share of Parent Common Stock.
     3.7 Lost, Stolen or Destroyed Agreements. If any Kidville option agreement shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Kidville Option agreement to be lost, stolen or destroyed and, if required by Parent, the written agreement by such Person to indemnify Parent and the Surviving Company against any claim that may be made against it with respect to such Kidville Option agreement, then in exchange for such lost, stolen or destroyed Kidville Option agreement, Parent will issue Parent Assumed Options pursuant to this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF KIDVILLE
     Except as set forth on the Schedule of Exceptions delivered to Parent and Merger Sub hereunder, whether or not such Schedule is specifically referenced herein, Kidville hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement, or as of such other date as is explicitly set forth below, as follows:

     4.1 Organization and Existence. Kidville is a limited liability company duly organized and validly existing under the Laws of the State of Delaware. Except for Kidville DC, LLC and Kidville Summerlin, LLC each Kidville Subsidiary is a limited liability company duly organized and validly existing under the Laws of the State of New York. Kidville DC, LLC and Kidville Summerlin, LLC are duly organized and validly existing under the Laws of the State of Maryland and Nevada, respectively. Each member of the Kidville Group has the requisite limited liability company power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Each member of the Kidville Group is presently qualified to do business as a foreign limited liability company in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Kidville Group with respect to its current activities, taken as a whole. True and accurate copies of the Kidville Charter Documents and the organizational documents of each Kidville Subsidiary as in effect as of the date hereof have been delivered to Parent.
     4.2 Company Power. Kidville has all requisite legal and limited liability company power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder.
     4.3 Authorization. All action on the part of Kidville and its officers, directors, members and security holders necessary for the authorization, execution and delivery of this Agreement and the performance of its respective obligations hereunder, has been taken or will be taken prior to or upon Closing. This Agreement has been duly executed by Kidville and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of Kidville, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
     4.4 Subsidiaries. As of the Closing Date, other than the Kidville Subsidiaries and as set forth on Schedule 4.4, Kidville does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or Person. Except as set forth on Schedule 4.4, Kidville is not a participant in any joint venture, partnership or similar arrangement. Since its inception, Kidville has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person other than in connection with the reorganization of the Kidville Group undertaken in contemplation of the transactions contemplated hereby. Except as set forth on Schedule 4.4, on or before the Closing Date, Kidville is the owner of all the issued and outstanding membership interests (the “Subsidiary Interests”) of each Kidville Subsidiary.
     4.5 Capitalization.
     As of the Closing Date:
          (a) All Kidville Membership Interests are duly authorized and validly issued, fully paid and nonassessable, free and clear of any and all Liens. The Kidville Membership Interests have the rights, preferences, privileges and restrictions set forth in the Kidville LLC Agreement. The Kidville Members list attached as Schedule 4.5 hereto is true and correct and accurately reflects the number of Kidville Membership Interests and Kidville Options held by each Kidville Member and Kidville Optionholder, respectively, consistent with Kidville’s operating agreement, and the exercise price of the Kidville Options. No certificates have been issued representing any Kidville Membership Interests.
          (b) All issued and outstanding Kidville Membership Interests have been duly authorized and validly issued in compliance with applicable Laws, including the DLLCA and applicable securities Laws and the rules and regulations promulgated thereunder, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of U.S. federal and state securities Laws.
          (c) Except as set forth on Schedule 4.5, there are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from Kidville any Kidville Membership Interests. There are no rights to have Kidville’s Membership Interests registered for sale to the public in connection with the Laws of any jurisdiction, and to Kidville’s Knowledge, no agreements relating to the voting of Kidville’s voting securities (except as contemplated hereby) and no restrictions on the transfer of Kidville’s equity securities, other than those arising under applicable securities Laws. All outstanding Kidville Membership Interests and Kidville Options were issued pursuant to and in compliance with a valid exemption from registration under the Securities Act, and have been issued in compliance with applicable state securities Laws.
          (d) All issued and outstanding Subsidiary Interests have been duly authorized and validly issued in compliance with applicable Laws, including the New York limited liability company law and applicable securities Laws and the rules and regulations promulgated thereunder, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of U.S. federal and state securities Laws. There are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire any Subsidiary Interests.
     4.6 Financial Statements.
          (a) Kidville has delivered to Parent the unaudited financial statements of the Kidville Group on a consolidated basis and of each member of the Kidville Group as of and for the financial years ended December 31, 2006 and 2007, and, as soon as available and no later than ten (10) days prior to the Closing Date, Kidville shall deliver unaudited financial statements of the Kidville Group on a consolidated basis and of each member of the Kidville Group for the three months and six months ended June 30, 2008 (collectively, the “Kidville Financial Statements”), where applicable, which are attached as Schedule 4.6. The Kidville Financial Statements, together with any notes thereto are true and correct in all material respects and fairly present in all material respects the financial condition, results of operations and cash flow of the Kidville Group as of the dates, and for the periods, indicated therein. Except as set forth in the Kidville Financial Statements or Schedule 4.6(a), no member of the Kidville Group has liabilities of any nature, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2007 and (ii) obligations under contracts and commitments incurred in the ordinary course of business.

          (b) The books and records of each entity comprising the Kidville Group are maintained in material compliance with applicable legal and accounting requirements. By the Effective Time, Kidville will have made reasonable and diligent progress toward maintaining a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (c) Except as and to the extent reflected, disclosed or reserved against in the latest financial statements included within the Kidville Financial Statements or as set forth on Schedule 4.6, the Kidville Group has not, since the date of such financial statements, incurred any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition of the Kidville Group, other than trade payables, accrued expenses and under contracts and commitments incurred in the ordinary course of business consistent with past practice.
     4.7 Absence of Certain Changes or Events. Since December 31, 2007, except as set forth on Schedule 4.7: (i) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on the Kidville Group or which, if taken after the date hereof, would constitute a breach of the covenants set forth in Sections 6.9 or 6.16; (ii) no member of the Kidville Group has altered its method of accounting or the identity of its auditors; (iii) no member of the Kidville Group has declared or made any dividend or distribution of cash or other property to its members, other than tax distributions, or purchased, redeemed or made any agreements to purchase or redeem any Kidville Membership Interests and (iv) no member of the Kidville Group has issued any equity securities. No member of the Kidville Group has taken any steps to seek protection pursuant to any bankruptcy Law nor does any member of the Kidville Group have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. No member of the Kidville Group is Insolvent as of the date hereof, and, after giving effect to the transactions contemplated hereby to occur at Closing, will not be Insolvent.
     4.8 Material Agreements. A list of all oral and written material agreements of the Kidville Group is set forth on Schedule 4.8 (each, a “Kidville Material Agreement”). Each member of the Kidville Group that is a party to a Kidville Material Agreement and, to Kidville’s Knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no written notice of default and are not in default (with due notice, lapse of time or both) under any Kidville Material Agreement. To Kidville’s Knowledge, there are no material breaches or anticipated breaches by the other party to any Kidville Material Agreement.

     4.9 Intellectual Property
          (a) The Kidville Group or one of its members owns or licenses for use (with a right of sublicense) certain Intellectual Property (“Kidville Intellectual Property”), such Kidville Intellectual Property being all that is necessary for the business of the Kidville Group as presently conducted. To Kidville’s Knowledge, no Kidville Intellectual Property infringes on the valid and existing Intellectual Property rights of others or, to Kidville’s Knowledge, any other rights of others. No claim is pending or, to Kidville’s Knowledge, threatened, alleging any such infringement or with respect to the ownership, validity, license or use of, or any infringement resulting from, either the Kidville Intellectual Property or the sale of any material products or services by the Kidville Group. No loss or expiration of the Kidville Intellectual Property is pending or, to Kidville’s Knowledge, threatened. Schedule 4.9 contains a complete list of the patents and patent applications, trademark applications and registrations, copyright registrations, and domain name registrations included in Kidville Intellectual Property. There are no outstanding options, licenses or other agreements relating to the Kidville Intellectual Property, and no member of the Kidville Group is bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. No member of the Kidville Group is in violation of any license, sublicense or other agreement relating to any Intellectual Property to which it is a party or otherwise bound. Except as set forth on Schedule 4.9, no member of the Kidville Group is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as it is presently conducted. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which any member of the Kidville Group is a party or by which such member is bound that involve indemnification by such member with respect to infringements of Intellectual Property. To Kidville’s Knowledge, all registrations owned by or on behalf of any member of the Kidville Group, and applications to Governmental Authorities in respect of such Kidville Intellectual Property, are valid and in full force and effect. Except as set forth on Schedule 4.9, to Kidville’s Knowledge, no person is infringing on the Kidville Intellectual Property.
          (b) To Kidville’s Knowledge, each former and current officer, employee and consultant of any of the Kidville Group, who had or has access to Kidville Group confidential information and/or was or is involved in any Kidville Group research and development, has executed a Confidential Information and Invention Assignment Agreement, substantially in the form(s) delivered to Parent or are otherwise bound by confidentiality undertakings, and each such agreement remains in full force and effect pursuant to its terms. To Kidville’s Knowledge, no such officer or employee or consultant is in violation of such proprietary information agreement or of any prior employee contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, any member of the Kidville Group, and, to Kidville’s Knowledge, the continued employment by the Kidville Group of its present employees, and the performance of any of the Kidville Group’s contracts with its independent contractors, will not result in any such violation. No member of the Kidville Group has received any written notice alleging that any such violation has occurred.
          (c) The Merger does not and will not materially or adversely affect any rights of Kidville or the Surviving Company to use any material Kidville Intellectual Property.

     4.10 Title to Properties and Assets; Liens. Except as set forth on Schedule 4.10, the Kidville Group has good and marketable title to its properties and assets and has a valid leasehold interest to all its leased property, in each case, not subject to any Lien, other than (i) for Liens for current taxes not yet due and payable, and provided for on the applicable financial statements, and (ii) de minimis Liens and defects in title which do not in any case, individually or in the aggregate, materially detract from the value, continued ownership, use or operation of the property subject thereto or materially impair business operations, and that have not arisen otherwise than in the ordinary course of business (the “Permitted Liens”). With respect to the property and assets it leases, the Kidville Group is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens other than Permitted Liens. The Kidville Group’s properties and assets are in good condition and repair in all material respects other than in respect of ordinary wear and tear thereto. The Kidville Group does not currently own, and has never owned, any real property.
     4.11 Compliance with Other Instruments and Laws. No member of the Kidville Group is in violation, breach or default of any provision of its organizational documents. No member of the Kidville Group is in violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, lease, license, commitment, judgment, writ, decree, order, obligation or injunction to which it is a party or by which it or any of its properties or assets are bound, which violation, default or breach, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on the Kidville Group or its business, taken as a whole, or to prevent or delay the consummation of the transactions contemplated hereby. No member of the Kidville Group is in violation of any provision of any federal, state, local or foreign statute, Law, rule or governmental regulation, judgment, writ, decree, order or injunction of any Governmental Authority, including, all environmental Laws, all Laws, regulations and orders relating to anti-trust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit and the United States Foreign Corrupt Practices Act of 1977, which violation, individually or in the aggregate, would have a Material Adverse Effect on the Kidville Group. No member of the Kidville Group has received any written notice of alleged violations of any Laws, rules, regulations, orders or other requirements of Governmental Authorities. The execution and delivery of this Agreement by Kidville, and Kidville’s performance of and compliance with the terms hereof, or the consummation of the Merger and the other transactions contemplated hereby, will not result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any Kidville Material Agreement or any of the foregoing provisions, require any consent or waiver under any Kidville Material Agreement or any of the foregoing provisions (other than any consents or waivers that have been obtained or will be obtained prior to Closing), result in the creation of any Lien upon any of the properties or assets of the Kidville Group, trigger any right of cancellation, termination or acceleration under any Kidville Material Agreement or any of the foregoing provisions, create any right of payment in any other person or entity (except as set forth herein), result in the suspension, revocation, impairment, forfeiture or nonrenewal of any franchise permit, license, authorization or approval applicable to any member of the Kidville Group or result in a Material Adverse Effect on any member of the Kidville Group other than any such matter caused by the Parent or Merger Sub.

     4.12 Litigation. Except as set forth on Schedule 4.12, there is no action, suit, proceeding or investigation pending or, to Kidville’s Knowledge, threatened against or affecting any member of the Kidville Group or its properties or rights before any court or by or before any Governmental Authority. The foregoing includes, without limitation, actions pending or, to Kidville’s Knowledge, threatened involving the prior employment of any employee of any member of the Kidville Group, their use in connection with the business of Kidville or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. None of the Kidville Group is a party or subject to, and none of its respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or proceeding initiated by any member of the Kidville Group currently pending or which any member of the Kidville Group intends to initiate. There is no action, suit, claim or proceeding pending or, to Kidville’s Knowledge, threatened, that questions the validity of this Agreement or the right of Kidville to enter into this Agreement, or to consummate the transactions contemplated hereby.
     4.13 Government or Third Party Consents. No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority, any court or tribunal, or other third party, is required by Kidville in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except approval of proposals to approve the Merger by the holders of the Kidville Membership Interests.
     4.14 Permits. Each member of the Kidville Group has all material Permits necessary for the conduct of its business as now being conducted by it. No member of the Kidville Group is in default in any material respect under any of its Permits. Each member of the Kidville Group has complied in all material respects with all federal, state and foreign Laws applicable to its business.
     4.15 Brokers or Finders. In connection with this Agreement and the transactions contemplated hereby, no member of the Kidville Group has engaged any brokers, finders or agents, and no member of the Kidville Group has incurred, or will incur, directly or indirectly, as a result of any action taken by such member or any of its Affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges (other than in connection with the Kidville Financing).
     4.16 Tax Returns and Payments. Each member of the Kidville Group has accurately prepared and timely filed all federal, state, local and foreign income tax and other returns required to be filed by it, if any, has paid all taxes, assessments, fees and charges owed by it and due to be paid (regardless of whether shown on any such tax return) and has otherwise made adequate provision for the payment of all taxes, assessments, fees and charges owed by it. Each member of the Kidville Group has withheld or collected from each payment made to each of its employees, the amount of all taxes required to be withheld or collected therefrom, and, to the extent due, has paid the same to the proper tax receiving officers or authorized depositaries. No member of the Kidville Group has been advised in writing (a) that any of its returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, state or other taxes. No assessment or proposed adjustment of any member of the Kidville

Group’s income or other taxes is pending. No member of the Kidville Group is currently the beneficiary of any extension of time within which to file any tax report or return. No claim has been made by a Governmental Authority in a jurisdiction where a member of the Kidville Group does not file reports and returns that such member is or may be subject to taxation by tax authorities in that jurisdiction. There are no Liens on any of the assets of the Kidville Group that arose in connection with the failure or alleged failure to pay any tax. Each member of the Kidville Group has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. No member of the Kidville Group has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. No member of the Kidville Group has entered into a closing agreement with respect to any taxes. No member of the Kidville Group has made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible or subject to excise tax or that would give rise to any obligation to indemnify any Person for any excise tax payable. No member of the Kidville Group is a party to or bound by any tax allocation or tax sharing agreement and does not have any current or potential obligation to indemnify any other Person with respect to taxes. No member of the Kidville Group has any liability for taxes of any person as transferee, successor, by contract or otherwise.
     4.17 Employees. Schedule 4.17 contains a complete list of all employees of the Kidville Group and their pay rates. Except as set forth on Schedule 4.17, the employment of each employee of the Kidville Group is terminable at will. Except as set forth on Schedule 4.17, no employee of the Kidville Group has been granted the right to continued employment by the Kidville Group or to any material compensation following termination of employment with the Kidville Group. To Kidville’s Knowledge, no member of the Kidville Group, nor any consultant with whom any member of the Kidville Group has contracted, is in violation of any term of any employment contract, noncompetition or proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, any member of the Kidville Group or any judgment, decree or order of any court, or administrative agency or other Governmental Authority under which it is subject. No member of the Kidville Group is in default with respect to any material obligation to any of its employees. No employee of the Kidville Group is represented by any labor union or covered by any collective bargaining agreement. There is no pending or to Kidville’s Knowledge threatened dispute involving any member of the Kidville Group and any employee or group of its employees. The Kidville Group has complied and is currently complying with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, except for noncompliance that, individually and in the aggregate, would not have a Material Adverse Effect on the Kidville Group.
     4.18 Employee Benefit Plans.
          (a) Schedule 4.18 sets forth a correct and complete list of all Kidville Group Employee Benefit Plans. Each Kidville Group Employee Benefit Plan, and its related documents, has been made available to Parent.

          (b) There are no pending actions, claims or lawsuits that have been asserted or instituted against any Kidville Group Employee Benefit Plan, the assets of any of the trusts under any Kidville Employee Group Benefit Plan or the sponsor of any Kidville Group Employee Benefit Plan, or, to Kidville’s Knowledge, against any fiduciary or administrator of any Kidville Group Employee Benefit Plan with respect to the operation of any Kidville Group Employee Benefit Plan (other than routine benefit claims).
          (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will: (i) result in any payment becoming due to any current or former employee, officer, director or consultant of any member of the Kidville Group; (ii) increase any benefits otherwise payable under any Kidville Group Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Kidville Group Employee Benefit Plan; or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Kidville Group Employee Benefit Plan. There are no Kidville Group Employee Benefit Plans that, individually or collectively, could give rise to the payment in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, of any amount that would not be deductible pursuant to the terms of applicable Law.
     4.19 Obligations to Related Parties. Except as set forth on Schedule 4.19, there are no loans, leases, agreements, understandings, commitments or other continuing transactions between any member of the Kidville Group and any employee, officer, director or member of his or her immediate family or stockholder of any member of the Kidville Group or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons. To Kidville’s Knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Kidville Group is affiliated or with which the Kidville Group has a business relationship, or any firm or corporation that competes with the Kidville Group, except in connection with the ownership of stock of publicly-traded companies (but not exceeding 2% of the outstanding capital stock of any such company). No employee, officer, director or member of his or her immediate family or, to Kidville’s Knowledge, member of Kidville or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons, is, directly or indirectly, interested in any material contract with Kidville (other than such contracts as relate to any such person’s ownership of membership interests of Kidville or employment by the Kidville Group). No member of the Kidville Group is a guarantor or indemnitor of any Indebtedness of any other Person.
     4.20 Insurance. The Kidville Group has in full force and effect general commercial, product liability, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that may be damaged or destroyed or sufficient to cover liabilities to which the Kidville Group may reasonably become subject.

     4.21 Environmental and Safety Laws. The Kidville Group is in compliance with all applicable environmental Laws, rules and regulations except for noncompliance that, individually or in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect on the Kidville Group. There is no environmental litigation or other environmental proceeding pending or, to Kidville’s Knowledge, threatened, by any Governmental Authority or others with respect to the business of the Kidville Group. To Kidville’s Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in violation of any applicable environmental Laws, in or on the properties owned or leased by the Kidville Group.
     4.22 Franchise Operations
          (a) Kidville has provided Parent with a copy of each version of the multistate disclosure document (the “Disclosure Documents”) utilized by Kidville or any related entity (collectively, the “Franchisor Companies”) in connection with grants or sales of the right to develop and/or operate Kidville facilities. Except as otherwise disclosed on Schedule 4.22(a), the Franchisor Companies have prepared and maintained their Disclosure Documents in compliance with Disclosure Requirements and Prohibitions Concerning Franchising, issued in 2007 by the Federal Trade Commission (the “FTC Disclosures”) and the guidelines adopted by the North American Securities Administrators Association, as amended from time to time (the “Guidelines”), have registered the franchise offering or otherwise qualified for applicable exemptions in each state within the United States requiring registration and approval prior to any offers or sales of franchises in such states, and have filed all material changes, amendments and renewals thereto on a timely and accurate basis and have paid all fees with respect thereto.
          (b) Kidville has heretofore made available to Parent correct and complete copies of all franchise registration orders, franchise advertising or promotional materials, Disclosure Documents or agreements filed with any Governmental Authority or otherwise used by any of the Franchisor Companies in connection with the offer, sale and operation of franchises or business opportunities in any jurisdiction in which any of the Franchisor Companies has sold franchises. The Franchisor Companies have not, in any of the aforementioned documents (including, without limitation, any Disclosure Documents), made any untrue statement of a material fact, or omitted any material fact necessary to make the statements made by the Franchisor Companies, taken as a whole, not misleading, in connection with the offer or sale of any franchise or business opportunity. To Kidville’s Knowledge, none of the Franchisor Companies’ officers, directors, employees, agents or representatives made any untrue statement of material fact, or omitted any material fact necessary to make the statements made by such individual, taken as a whole, not misleading, in connection with the offer or sale of any franchise or business opportunity.
          (c) The Franchisor Companies have not authorized their respective officers, directors, employees, agents or representatives to furnish directly to prospective franchisees any materials or information that is inconsistent with the “earnings claim”, information or “financial performance representation” disclosure set forth in Item 19 of any applicable Disclosure Documents, and, to Kidville’s Knowledge, no unauthorized earnings claims financial performance representations were ever made directly to prospective franchisees by the

Franchisor Companies or any of their respective officers, directors, employees, agents or representatives.
          (d) Except as set forth in Schedule 4.22(d), each Franchise Agreement complies, and the offer and sale thereof complied at the time such offer and sale was made, in all material respects with all applicable Laws and all applicable orders, consents or decrees from any Governmental Authority.
          (e) Except as set forth in Schedule 4.22(e), and except for franchise registration or exemption orders or notifications, no orders, consents or decrees have, to Kidville’s Knowledge, been issued by any Governmental Authority to any of the Franchisor Companies, nor to Kidville’s Knowledge have letters of inquiry, investigation or the like (other than comment letters in connection with registrations or exemptions) been issued to any of the Franchisor Companies by such Governmental Authorities relating, directly or indirectly, to the Franchisor Companies’ offer and sale of franchises or business opportunities. Kidville has provided to Parent all material correspondence between the Franchisor Companies and such Governmental Authorities relating to the offer and sale of franchises or business opportunities.
          (f) Schedule 4.22(f)-1 is a true and complete list of all of the Franchise Agreements to which a Franchisor Company is a party, including the name and address of each franchisee, the franchised territory, the location of the Kidville facility (if determined), the date on which the Kidville facility first became open to the public (if applicable), the commencement and expiration date of the initial term of the Franchise Agreement, the number and duration of any permitted renewal terms, the ongoing or recurring fees payable by the franchisee, and with respect to each Franchise Agreement that constitutes a development agreement, the total number of Kidville facilities authorized by such Franchise Agreement, the number of Kidville facilities currently established pursuant to such Franchise Agreement, and the number of remaining undeveloped Kidville facilities that the franchisee is currently authorized to develop. Except as set forth in Schedule 4.22(f)-2, each Franchise Agreement is substantially similar to the form of Franchise Agreement incorporated into the applicable Disclosure Document that was issued by the Franchisor Company to the franchisee prior to the sale of that particular franchise.
          (g) Except as set forth in Schedule 4.22(g)-1, each of the Franchise Agreements is valid, binding and enforceable in accordance with its terms against the franchisee thereunder, subject to any such franchisee’s bankruptcy, insolvency, receivership or similar proceeding under applicable Law and subject to equitable defenses. None of the Franchisor Companies is in material violation or default of any Franchise Agreement, nor has there occurred any event or condition that with the passage of time or giving of notice (or both) would constitute a material default by such Franchisor Company or permit a franchisee to terminate or rescind such Franchise Agreement for a material default. Except as disclosed in Schedule 4.22(g)-2, no franchisee has the contractual right to terminate the Franchise Agreement except upon the occurrence of a material default by the Franchisor Company. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein would result in a violation of or a default under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of benefits under, any Franchise Agreement. No franchisee consent or approval is required in connection with the execution of this Agreement nor the consummation of the transactions contemplated herein.

          (h) No current franchisee has received any outstanding notices of financial default under a Franchise Agreement or is, to Kidville’s Knowledge, in material default under a Franchise Agreement for any other reason. Except as set forth in Schedule 4.22(h), and except for any waivers, alterations or modifications evidenced by amendments to the Franchise Agreements that have heretofore been provided to Parent, no Franchise Agreement has been subordinated and no provision regarding the calculation and payment of royalty fees in any Franchise Agreement has been waived, altered or modified in any material respect adverse to the Franchisor Company thereunder; none of the Franchisor Companies have waived any other default by a franchisee which could be adverse in any material respect to any of the Franchisor Companies; and no notices of default have been issued by any of the Franchisor Companies with respect to any Franchise Agreement for defaults that have not been cured.
          (i) Except as set forth in Schedule 4.22(i), none of the Franchisor Companies have waived the enforcement of any noncompetition, nondisclosure or similar restriction under a Franchise Agreement, and to Kidville’s Knowledge, no current or former franchisee is currently in violation of any noncompetition, nondisclosure or similar covenant.
          (j) Except as set forth in Schedule 4.22(j)-1, except as may be granted to a franchisee under an executed Franchise Agreement that is substantially similar to the form of Franchise Agreement incorporated into the applicable Disclosure Document that was issued by the Franchisor Company to the franchisee prior to the sale of that particular franchise, or except as may be granted by operation of applicable Law, no franchisee has a protected territory, exclusive territory, covenant not to compete, right of first refusal, right of first offer, option or other arrangement with any of the Franchisor Companies (collectively, the “Territorial Rights”) pursuant to which (i) any of the Franchisor Companies are restricted in any way in their right to own or operate, or license others to own or operate, any Kidville facility or other line of business or to otherwise sell any products or services; or (ii) the franchisee is granted the right to acquire additional franchises or expand such franchisee’s territory. Except as set forth in Schedule 4.22(j)-2, no franchisee’s Territorial Rights conflict with the Territorial Rights of any other franchisee (including the rights of any franchisee entity owned or under common control with such other franchisee). Except as set forth in Schedule 4.22(j)-3, to the extent any of the Franchisor Companies have granted any such Territorial Rights (whether disclosed or required to be disclosed herein), each of the Franchisor Companies has complied with such Territorial Rights and in the course of offering or selling franchises establishing Kidville facilities operated or owned by any of the Franchisor Companies, or otherwise selling products or services, the Franchisor Companies have not violated the Territorial Rights of any franchisee.
          (k) Schedule 4.22(k) is a true and complete list of all written or oral agreements (and with respect to oral agreements a description of the material terms thereof) with independent sales representatives, contractors, brokers, consultants or agents with respect to the offer or sale of franchises by the Franchisor Companies, or any other agreements or arrangements under which the Franchisor Companies have authorized any Person to offer, sell or promote franchises or licenses on behalf of the Franchisor Companies or agreed to rebate or share amounts receivable under any Franchise Agreement and indicating which of such agreements are in default and may be terminated by any of the Franchisor Companies by notice to the other party. Kidville has delivered to Parent correct and complete copies of (i) all written agreements described in Schedule 4.22(k) and (ii) all written correspondence and memoranda evidencing such oral agreements described in Schedule 4.22(k). The Franchisor Companies have not granted any franchisees any right to offer and sell subfranchises.
          (l) Except as set forth in Schedule 4.22(l)-1, none of the Franchisor Companies have entered into any contract, agreement or arrangement, orally or in writing, whereby the Franchisor Company or an Affiliate of the Franchisor Company receives rebates, commissions, discounts or other payments or remuneration of any kind from suppliers selling products or services to franchisees. Except as set forth in Schedule 4.22(l)-2, none of the Franchise Companies have made to any franchisee, or any of its franchisee’s employees or agents, or to any other Person, any commitment to provide any special discount allowance or accommodation other than as set forth in the Disclosure Documents and standard form of Franchise Agreement being offered at that time. There are no material agreements or special arrangements with any franchisee that are prohibited by the particular Franchise Agreement or not disclosed in accordance with the FTC Disclosures in the relevant Disclosure Document.
          (m) To Kidville’s Knowledge, except as set forth in Schedule 4.22(m), no franchisee organization exists which holds itself out as a representative of any group of franchisees.
          (n) Except as set forth in Schedule 4.22(n), to Kidville’s Knowledge, the Franchisor Companies have complied in all material respects with all franchise Laws.
          (o) Except as specified in Schedule 4.22(o), there is no action, proceeding, or investigation pending or, to Kidville’s Knowledge, threatened against or involving any of the Franchisor Companies with respect to any of their domestic franchises, and, to Kidville’s Knowledge, there is no basis for any such action, proceeding or investigation except for actions, proceedings or investigations that could not, in any individual case or in the aggregate, reasonably be expected to have a material adverse effect on any one or more of the Franchisor Companies. None of the Franchisor Companies are subject to any judgment, order or decree entered in any lawsuit or proceeding that has or may have a material adverse effect on such Franchisor Company’s rights and interests in any Franchise Agreement.
     4.23 Foreign Corrupt Practices. Neither any member of the Kidville Group nor any director, officer, agent, employee or other Person acting on behalf of’ any member of the Kidville Group has, in the course of its actions for, or on behalf of, such member of the Kidville Group : (i) used any corporate funds for any unlawful contribution, gift, entertainment on other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of’ any provision of the United States Foreign Corrupt Practices, kickback; or (iv) made other unlawful payment to any foreign or domestic government official or employee.
     4.24 OFAC. No member of the Kidville Group: (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg., 49079 (2001)); (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order; and (iii) is not a Person on the list of’ Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other United States Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     4.25 Patriot Act. Assuming the following were applicable to the members of the Kidville Group, the Kidville Group would be in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 200l), and (iii) any other analogous Law.
     4.26 Disclosure. All disclosures provided by the Kidville Group to Parent and Merger Sub regarding the Kidville Group, its business and the transactions contemplated hereby, furnished by or on behalf of any member of the Kidville Group are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Except as set forth on the Schedule of Exceptions delivered to Kidville hereunder, whether or not such Schedule is specifically referenced herein, each of Parent and Merger Sub represents and warrants to Kidville as of the date of this Agreement as follows:
     5.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Merger Sub is a corporation duly organized and validly existing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Parent is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent with respect to its current activities, taken as a whole. True and accurate copies of the Parent Certificate, Parent By-laws and Merger Sub Certificate of Incorporation and By-Laws (collectively, the “Merger Sub Certificate”), as in effect as of the date hereof have been delivered to Kidville.
     5.2 Corporate Power. Each of Parent and Merger Sub has all requisite legal and corporate and other power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder.
     5.3 Authorization. All corporate and other action on the part of each of Parent, and Merger Sub, and their respective officers and directors necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Parent and Merger Sub hereunder has been taken or will be taken prior to or upon Closing, as applicable. All corporate action on the part of the sole member of Merger Sub necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Merger Sub hereunder has been taken or will be taken prior to Closing, as applicable. This Agreement has been duly executed by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of each of Parent and Merger Sub, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. The Parent Board of Directors has full corporate power and authority to appoint and elect the Director Nominees (as defined in Section 6.7).
     5.4 Authorized Securities.
          (a) The Parent Shares issuable pursuant to Section 3.1(b) shall be duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders. The Parent Assumed Options shall be duly issued and authorized when issued in accordance with this Agreement and any Parent Shares issued upon the exercise thereof according to their respective terms, as applicable, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders.
          (b) The Parent Shares and Parent Assumed Options will be issued and/or assumed pursuant to and in accordance with applicable U.S. and other applicable securities Laws and no filing with, consent or approval of any securities commission or regulatory authority in the United States or elsewhere is required in connection with the Merger. The Parent Shares issued in the Merger will not be subject to any statutory or other resale restrictions or hold periods other than as required under applicable U.S. securities Laws.
     5.5 Subsidiaries. Other than its interest in Merger Sub and as otherwise disclosed on Schedule 5.5, Parent does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or Person. Parent is not a participant in any joint venture, partnership or similar arrangement. Parent has not during the last five years consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.
     5.6 Capitalization.
          (a) The authorized capital stock of Parent on the date hereof consists of 250,000,000 Parent Shares, consisting of 225,000,000 shares of Parent Common Stock, of which 3,332,553 shares (pre-Reverse Split) are issued and outstanding (as of July 9, 2008), and 25,000,000 shares of Parent Preferred Stock, of which no shares are issued and outstanding. The Parent Shares have the rights, preferences, privileges and restrictions set forth in Parent’s Certificate and under U.S. federal and state Law. All issued and outstanding shares of Parent’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of any and all Liens or third party rights and of any restrictions on transfer.

          (b) Except as set forth on Schedule 5.6, there are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from Parent any of Parent’s authorized and unissued capital stock. Except as contemplated by this Agreement, there are (i) no rights to have Parent’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, (ii) to Parent’s Knowledge, no agreements relating to the voting of Parent’s voting securities and (iii) no restrictions on the transfer of Parent’s capital stock or other equity securities, other than those arising under applicable securities Laws, including U.S. securities Laws. All outstanding shares were issued pursuant to a valid prospectus or an exemption from prospectus requirements under the U.S. securities Laws and have been issued in compliance with all applicable U.S. securities Laws, rules of the Eligible Market and all other applicable securities Laws.
     5.7 Compliance with Securities Laws.
          (a) Parent has provided or made available to Kidville copies of each of the periodic reports and other documents filed by Parent with the SEC. Since January 1, 2005, Parent has filed all reports, documents and other information required of it to be filed with the SEC (the “Parent SEC Reports”). The Parent SEC Reports were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. None of Parent’s subsidiaries is required to file any form, reports or other documents with the SEC. No disclosure included in any of the Parent SEC Reports included any statement that, when made or, if such Parent SEC Reports were subsequently amended, when amended, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances in which such statements were made, not materially misleading. Since the filing of the most recent Parent SEC Report, Parent has not suffered any Material Adverse Effect.
          (b) Parent has not been notified of any default or alleged default by Parent under any requirement of securities and corporate Laws. Parent has not received any material comment letters that remain unresolved from any applicable securities commissions or stock exchanges with respect to any Parent SEC Reports or any notice of investigation or similar notice from any such entities with respect to any such documents or otherwise.
          (c) The financial statements of Parent included in all filed or publicly available forms, reports, statements and documents since January 1, 2005 (the “Parent Financial Statements”) comply in all material respects with applicable accounting requirements and all rules and regulations with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, year-end audit adjustments.
          (d) The books and records of Parent are maintained in material compliance with applicable legal and accounting requirements. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (e) Except as and to the extent reflected, disclosed or reserved against in the latest audited financial statements included within the Parent Financial Statements (including the notes thereto) or as set forth in Schedule 5.7, Parent has not, since the date of such financial statements, incurred any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition of Parent which are required by GAAP (consistently applied) to be disclosed in such financial statements or the notes thereto, other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice.
     5.8 Absence of Certain Changes or Events. Since the date of the latest audited financial statements included within the forms, reports, statements and documents filed under or in accordance with securities Laws, except as disclosed: (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would reasonably be expected to result in a Material Adverse Effect on Parent, or which, if taken after the date hereof, would constitute a breach of the covenants set forth in Sections 6.9 or 6.16; (ii) Parent has not altered its method of accounting or the identity of its auditors; (iii) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; and (iv) Parent has not issued any equity securities. Parent has not taken any steps to seek protection pursuant to any bankruptcy Law, nor does Parent have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Parent is not Insolvent as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at Closing, will not be Insolvent.
     5.9 Internal Controls. Neither Parent, including, to Parent’s Knowledge, any employee thereof, nor Parent’s independent auditors has identified or been made aware of: (a) any significant deficiency or material weakness in the design or operation of internal controls utilized by Parent (other than a significant deficiency or material weakness that has been disclosed to the Audit Committee of or the Board of Directors of Parent, and, in the case of a material weakness, that has been disclosed as required in any forms, reports, statements or documents filed under or in accordance with, U.S. securities Laws); (b) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in the preparation of financial statements or the internal controls utilized by Parent; or (c) any claim or allegation regarding any of the foregoing, other than claims or allegations that have been duly investigated and found not to involve any of the foregoing.
     5.10 Material Agreements. A list of all oral and written material agreements of Parent is set forth on Schedule 5.10 (each, a “Parent Material Agreement”). Parent and to Parent’s Knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no written notice of default and are not in default (with due notice or lapse of time or both) under any Parent Material Agreement. To Parent’s Knowledge there are no breaches or anticipated breaches by the other party to any Parent Material Agreement, except as set forth on Schedule 5.10.
     5.11 Title to Properties and Assets; Liens. Parent has good and marketable title to its properties and assets and has good title to all its leasehold interests, in each case, not subject to any Lien, other than Permitted Liens. With respect to the property and assets it leases, Parent is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens. Parent’s properties and assets are in good condition and repair in all material respects. Except as set forth on Schedule 5.11, Parent does not currently own, and has never owned, any real property.
     5.12 Compliance with Other Instruments and Laws. Parent is not in violation, breach or default of any provision of the Parent Certificate or the Parent By-laws, each as amended and in effect on the date hereof and as of Closing. Parent is not in violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, lease, license, commitment, judgment, writ, decree, order, obligation or injunction to which it is a party or by which it or any of its properties or assets are bound, which violation, default or breach, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Parent or its business, taken as a whole, or to prevent or delay the consummation of the transactions contemplated hereby. Parent is not in violation of any provision of any federal, state, local or foreign Law, statute, rule or governmental regulation, judgment, writ, decree, order or injunction of any Governmental Authority, including, all environmental Laws, all Laws, regulations and orders relating to antitrust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit, which violation, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Parent. Parent has not received any written notice of alleged violations of any Laws, rules, regulations, orders or other requirements of Governmental Authorities. The execution and delivery of this Agreement by Parent, and Parent’s performance of and compliance with the terms hereof, or the consummation of the Merger and the other transactions contemplated hereby, will not result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any Parent Material Agreement or any of the foregoing provisions, require any consent or waiver under any Parent Material Agreement or any of the foregoing provisions (other than any consents or waivers that have been obtained or will be obtained prior to Closing), result in the creation of any Lien upon any of the properties or assets of Parent, trigger any right of cancellation, termination or acceleration under any Parent Material Agreement or any of the foregoing provisions, create any right of payment in any Person (except as contemplated herein), result in the suspension, impairment, forfeiture or nonrenewal of any Permit applicable to Parent or result in a Material Adverse Effect on Parent.
     5.13 Litigation. Except as set forth on Schedule 5.13, there is no action, suit, proceeding or investigation pending or, to Parent’s Knowledge, threatened against or affecting Parent on Merger Sub or any of their respective properties or rights before any court or by or before any Governmental Authority. The foregoing includes, without limitation, actions pending or, to Parent’s Knowledge, threatened involving the prior employment of any of Parent’s employees, their use in connection with Parent’s business or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither Parent nor Merger Sub is party or subject to, and none of their respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or proceeding initiated by Parent or Merger Sub currently pending or which Parent or Merger Sub intends to initiate. There is no action, suit or proceeding initiated by Parent currently pending or which Parent intends to initiate. There is no action, suit, claim or proceeding pending or, to Parent’s Knowledge, threatened, that questions the validity of this Agreement or the right of Parent to enter into this Agreement, or to consummate the transactions contemplated hereby.
     5.14 Governmental or Third Party Consents. No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority, any court or tribunal or other third party is required by Parent in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except the determination that there exists an exemption qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer, issuance and sale of the Parent Shares and the assumption of the Parent Assumed Options under applicable securities Laws; and (ii) approval of proposals to approve the Merger, Kidville Financing and related matters contemplated herein.
     5.15 Permits. Parent has all material Permits necessary for the conduct of its business as now being conducted by it [and Parent reasonably believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.] All of these Permits are described on Schedule 5.15. Parent is not in default in any material respect under any of its Permits. Parent has complied in all material respects with all federal, state and foreign Laws applicable to its business.
     5.16 Brokers or Finders. In connection with this Agreement and the transactions contemplated hereby, Parent has not engaged any brokers, finders or agents, and Parent has not incurred, and neither will incur, directly or indirectly, as a result of any action taken by Parent or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges (other than in connection with the Kidville Financing).
     5.17 Tax Returns and Payments. Except as set forth on Schedule 5.17, Parent has accurately prepared and timely filed all income and other tax returns and other returns required to be filed by it, if any, has paid all taxes, assessments, fees and charges owed or due to be paid by it (regardless of whether shown on any such tax return) and has otherwise made adequate provision for the payment of all taxes, assessments, fees and charges owed by it. Except as set forth on Schedule 5.17, Parent has withheld or collected from each payment made to each of its employees, the amount of all taxes required to be withheld or collected therefrom, and has, to the extent due, paid the same to the proper tax receiving officers or authorized depositaries. Except as set forth on Schedule 5.17, Parent has not been advised in writing (a) that any of its returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, provincial or other taxes. No assessment or proposed adjustment of Parent’s income or other taxes is pending. Parent is not currently the beneficiary of any extension of time within which to file any tax report or return. No claim has been made by a Governmental Authority in a jurisdiction where Parent does not file reports and returns that it is or may be subject to taxation by tax authorities in that jurisdiction. There are no Liens on any of the assets of Parent that arose in connection with the failure or alleged failure to pay any tax. Parent has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. Parent has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Parent has not made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments, in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible or subject to excise tax or that would give rise to any obligation to indemnify any person for any excise tax payable.
     5.18 Insurance. Parent has in full force and effect general commercial, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that may be damaged or destroyed or sufficient to cover liabilities to which Parent may reasonably become subject.
     5.19 Environmental and Safety Laws. Parent is in compliance with all applicable environmental Laws, rules and regulations except for noncompliance that, individually or in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect on Parent. There is no environmental litigation or other environmental proceeding pending or, to Parent’s Knowledge, threatened, by any Governmental Authority or others with respect to the business of Parent. To Parent’s Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited in violation of any applicable environmental Laws, in or on the properties owned or leased by Parent.
     5.20 No Assets; No Liabilities. Merger Sub will not own, or have the right to own prior to Closing, any assets, including, tangible and intangible, personal and real property, and neither is involved in the operation of any business nor property. Other than as specifically disclosed in such forms, reports, statements or documents and those liabilities related to this Agreement and as set forth in the Schedule of Exceptions, neither Parent nor Merger Sub has any direct or indirect material liability, Indebtedness or obligation, including, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due, except relating to the transactions contemplated hereby.
     5.21 Application of Takeover Protections. There are no Takeover Protections that are or would become applicable to Parent as a result of Parent, Merger Sub or Kidville fulfilling their obligations or exercising their rights under this Agreement, including, as a result of Parent’s issuance of the Parent Shares or Parent Assumed Options issuable pursuant to Article III or Parent’s issuance of any other warrant or option as specified in this Agreement.

     5.22 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     5.23 Disclosure. All disclosures provided by Parent and Merger Sub to Kidville regarding Parent and Merger Sub, their respective businesses and the transactions contemplated hereby, furnished by or on behalf of Parent and Merger Sub are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the stqatements made therein, in the light of the circumstances under which they were made, not misleading.
     5.24 Trading Matters. The Parent Shares are quoted on the Eligible Market. There is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by any securities regulatory authority with respect to any intention by such entities to prohibit or terminate the quotation of any such securities of Parent on the Eligible Market.
     5.25 Foreign Corrupt Practices. Neither Parent nor any director, officer, agent, employee or other Person acting on behalf of’ Parent has, in the course of its actions for, or on behalf of, Parent: (i) used any corporate funds for any unlawful contribution, gift, entertainment on other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of’ any provision of the United States Foreign Corrupt Practices, kickback; or (iv) made other unlawful payment to any foreign or domestic government official or employee.
     5.26 OFAC. (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg., 49079 (2001)); (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of’ such executive order; and (iii) is not a Person on the list of’ Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other United States Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     5.27 Patriot Act. Assuming the following were applicable to Parent, Parent would be in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 200l), and (iii) any other analogous Law.

ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Confidentiality and Announcements. Except as provided below in this Section 6.1, none of the parties hereto, nor any of their respective Affiliates, shall publicly disclose the execution, delivery or contents of this Agreement other than (i) with the prior written consent of the other parties hereto, or (ii) as required by any applicable Law (including for the purpose of holding stockholder or member meetings and proxies therefor), the applicable rules of any stock exchange, or any Governmental Authority following notification and consultation with the other parties. Without limiting the foregoing, the parties understand that this Agreement will publicly be filed by Parent with the SEC. As soon as practicable following the execution of this Agreement, the parties hereto shall agree with each other as to the form, timing and substance of any press release or public disclosure related to this Agreement or the transactions contemplated hereby; provided that (x) such agreement shall not be unreasonably withheld or delayed, and (y) nothing contained herein shall prohibit any party, following notification and consultation with the other party, from making any such disclosure if required by any applicable Law or any Governmental Authority.
     6.2 Tax Free Contribution for U.S. Federal Income Tax Purposes.
          (a) Each of Parent and Kidville shall use its respective commercially reasonable efforts to cause the Merger to qualify as a tax-free contribution to the capital of Parent described in Section 351 of the Code and will not take any actions that would reasonably be expected to cause the Merger to not so qualify.
          (b) Parent has no intention or plan to issue stock or otherwise engage in a transaction involving Parent Common Stock or Parent Preferred that would cause the Kidville Members not to have “control” of Parent as defined in Section 351 of the Code.
          (c) All parties hereto shall report, act and file all Tax Returns in all respects for all purposes consistent with the transactions contemplated herein constituting an exchange described in Section 351 of the Code. No party hereto shall take any inconsistent position on any Tax Return or other report or return filed with or provided to any Tax authority, or in any audit or administrative or judicial proceedings or otherwise, unless required to do so by a “determination” within the meaning of Section 1313 of the Code.
     6.3 Transaction Form 8-K; Form 8-A; Other Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file a current report on Form 8-K (the “Transaction Form 8-K”) and any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or blue sky or related Laws relating to the execution of this Agreement and the consummation of the Merger as well as under regulations of or as required by the OTCBB or other Eligible Exchange (if applicable) and such Governmental Authorities as may require the filing of such other filings. Kidville will work together with Parent as promptly as practicable to prepare the Transaction Form 8-K and other filings referred to above and provide Parent whatever information is reasonably necessary to accurately complete such filings in a timely manner. In addition, Parent will prepare and file a Form 8-A with respect to the registration of Parent under Section 12(g) of the Exchange Act (the “Transaction Form 8-A”); provided, however, that the Transaction Form 8-A shall not be filed until such time as the corporate actions contemplated by Section 6.15(b) herein have been consummated.
     6.4 Kidville Manager and Member Meetings and Merger Sub Stockholder Meeting.
          (a) Kidville Member Meeting. Kidville shall take all action necessary under all applicable legal requirements to obtain by way of written resolution from both (i) the managers representing more than eighty percent (80%) of the Board of Managers of Kidville and (ii) those members of Kidville representing a majority of the Kidville Membership Interests, the approval of the Merger, this Agreement and the transactions contemplated hereby. Subject to their fiduciary obligations, the managers of Kidville shall advise the Kidville Members that the Board of Managers approved the Merger upon the terms and conditions set forth in this Agreement.
          (b) Merger Sub Stockholder Meeting. Parent, as the sole stockholder of Merger Sub, shall vote to approve the Merger at a Merger Sub special stockholder meeting or any written resolution in lieu thereof complying with the DGCL.
     6.5 Transaction Reporting. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file any forms, reports, statements or documents required to be filed under any United States Law with respect to the Merger, as well as under regulations of or as required by the Eligible Market and such Governmental Authorities as may require the filing of similar documents. Parent will share with Kidville all drafts of such forms, reports, statements or documents in advance of their filing and accept reasonable input from Kidville with respect to the content and form of such forms, reports, statements or documents.
     6.6 Notices and Other Filings From or to Governmental Authorities. Subject to applicable Laws relating to the exchange of information, each party will promptly furnish to the other parties copies of written communications and memoranda setting forth the substance of all oral communications received by such party, or any of their respective subsidiaries, affiliates or associates from, or delivered by any of the foregoing to, any Governmental Authority relating to or in respect of the transactions contemplated under this Agreement, including, any communication regarding the Merger or any of the other transactions contemplated by this Agreement, to or from Governmental Authority.
     6.7 Parent Directors. Simultaneously with the Closing, Parent shall use its best efforts to cause the “Director Nominees” (as hereinafter defined) to be elected as members of the boards of directors of Parent and its corporation subsidiaries by the existing members of the boards of directors of Parent and its subsidiaries (to the extent that they are not already serving in such capacity). Each Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of stockholders following the Closing Date and until his successor is elected and qualified, provided that Parent shall use its best efforts to cause Parent’s board of directors to re-nominate each Director Nominee as a director for election at Parent’s annual meeting of stockholders for each of 2009 and 2010, subject to any limitations imposed by applicable Law or the rules of the Eligible Market or such other exchange on which Parent’s securities are then traded. Parent shall take such action, including amending the Parent Certificate or Parent By-laws, as may be required to cause the number of directors constituting the Parent board of directors immediately after the Closing Date to be seven, if necessary. “Director Nominees” means four persons designated by Kidville, one of whom will be Chairman, and who shall initially be Andrew Stenzler, Gordon Hamm, Sheldon Mischer and Sarah Chapham, two persons designated by the Investors, who shall initially be Steven D. Rubin and Dr. Subbarao Uppaluri, and one person mutually agreed between Kidville and the Investors, who shall initially be Michael Seid. Two of Kidville’s designees, one of the Investors’ designees and the mutual designee shall be “independent” under the rules of the American Stock Exchange and applicable securities Laws. The manager(s) and officers of the Surviving Company shall be as set forth in the Surviving Company’s Amended Charter Documents.
     6.8 Indemnification and D&O Insurance.
          (a) From and after Closing, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of each member of the Kidville Group pursuant to any indemnification provisions under the organizational documents of each member of the Kidville Group, any existing indemnification agreements disclosed herein or otherwise for the benefit of any individual who served as a director or officer of any member of the Kidville Group (the “Kidville Indemnitees”) at any time prior to the Effective Time to the maximum extent permitted by Law.
          (b) Parent will provide each Kidville Indemnitee with directors and officers liability insurance (runoff insurance) for a period of four years after such Effective Time on terms no less favorable in coverage and amount than any applicable insurance in effect immediately prior to such Effective Time covering periods prior to the Effective Time and the merger.
     6.9 Covenants Relating To Conduct Of Business. Except in relation to Kidville in respect to those matters set forth on Schedule 6.9, during the period from the date of this Agreement to the Effective Time, each of Parent, Merger Sub and Kidville shall conduct its business only in the ordinary course and consistent with prudent and past business practice, except for transactions contemplated hereunder, or with the prior written consent of the other parties, which consent will not be unreasonably withheld; and confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger.
     6.10 Other Insurance Matters. Parent will purchase and maintain product liability and errors & omissions run-off insurance coverage for a period of seven years as is customary for companies in similar businesses and stages, covering their legal liability for the products and the services provided, delivered or manufactured prior to the Closing.
     6.11 Access to Parent and Merger Sub. During the period from the date of this Agreement to the Effective Time, Parent on reasonable notice shall afford to Kidville and its officers, managers, agents and counsel access at times and upon conditions reasonably convenient to Parent, reasonable access to its properties, books, records, contracts and documents of Parent and Merger Sub, and an opportunity to make such reasonable investigations as they shall desire to make of Parent and Merger Sub; and Parent shall furnish or cause to be furnished to Kidville and its authorized representatives all such information with respect to the business and affairs of Parent and Merger Sub as Kidville and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of Parent Merger Sub reasonably available for consultation (in the case of employees on not less than three business days prior notice) and permit access to other third parties as reasonably requested by Kidville for verification of any information so obtained.
     6.12 Access to Kidville. During the period from the date of this Agreement to the Effective Time, Kidville on reasonable notice shall afford to Parent and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Kidville, to all properties, books, records, contracts and documents of the Kidville Group, and an opportunity to make such investigations as it shall reasonably desire to make of the Kidville Group; and Kidville shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the business and affairs of the Kidville Group as Parent and its authorized representatives may reasonably request and make the officers, directors, employees auditors and counsel of Kidville available for consultation (in the case of employees on not less than three business days prior notice) and permit access to other third parties as reasonably requested by Parent for verification of any information so obtained.
     6.13 [Reserved].
     6.14 Parent Recapitalizaiton. As soon as reasonably practicable after the Closing, and subject to all necessary approvals by the stockholders of Parent as provided in Section 6.15, Parent shall effect the Reverse Split, the Name Change and any amendments to its charter documents that it deems necessary or reasonably appropriate in connection with the Merger and the other transactions contemplated herein; provided, that prior to effecting the Reverse Split, Parent shall have procured a valid written waiver and consent or amendment (“Recapitalization Amendment”) to the covenant prohibiting such recapitalization under the Stock Purchase Agreement, dated October 22, 2007 (and any subsequent amendments thereto), by and between Parent, the investors listed on Exhibit A thereto, and Sim Farar, Justin Farar, Joel Farar, PP6O, LLC, Gusmail, LLC and 32 Mayall, LLC (the “Longfoot Purchase Agreement”).
     6.15 Parent Special Meeting.
          (a) Parent shall immediately upon execution of this Agreement seek the acceptance hereof by the Eligible Market, to the extent reasonably practicable, and shall pay such fees and file such documents as are customary in seeking such acceptance. Parent shall timely provide copies of all communications to and from the Eligible Market to Kidville.
          (b) As soon as reasonably practicable after the Closing, Parent shall take all action necessary under all applicable legal requirements and the requirements of the Eligible Market, if any, to either (i) give notice of and hold a special meeting of stockholders of Parent or (ii) take action by written consent of the stockholders of Parent to elect directors, if necessary, and vote on the Recapitalization Amendment, the Reverse Split, the Name Change, the Parent 2008 Inventive Compensation Plan an amended and restated Parent Certificate, substantially the form attached as Exhibit H hereto, and any other amendments to the charter documents of Parent relating to the foregoing; provided, that the Recapitalization Amendment shall require approval by both (A) a majority of the stockholders of the Parent and (B) a majority of the stockholders of Parent, excluding the parties to the Longfoot Purchase Agreement and their Affiliates. Subject to its fiduciary obligations, the Board of Directors of Parent shall advise Parent’s stockholders of its conclusion that a vote in favor of these proposals is advisable, fair and in the best interests of Parent and its stockholders.
     6.16 Prohibited Actions Pending Closing. Except as provided in or otherwise contemplated by this Agreement or as set forth in the Schedule of Exceptions (including the issuance of the Kidville Options set forth therein) or to the extent Parent and Kidville shall otherwise consent in writing, during the period from the date of this Agreement to the Effective Time, none of Parent, Merger Sub or any member of the Kidville Group shall, other than in the ordinary course of business:
          (a) create any Lien on any of its properties or assets, whether tangible or intangible, other than (i) Permitted Liens and (ii) Liens that will be released at or prior to, or in connection with the Closing;
          (b) sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any its material assets or except as otherwise provided for in this Agreement, cancel any Indebtedness owed to it;
          (c) change any method of accounting or accounting practice used by it, other than such changes required by GAAP;
          (d) issue or sell any shares of the capital stock of, or other equity interests in it, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests or such securities other than (i) upon exercise or conversion of outstanding options, warrants or convertible securities outstanding as of the date hereof, or (ii) the Kidville Financing;
          (e) amend or otherwise change its Certificate, By-Laws or charter documents, as the case may be, or other governing documents;
          (f) declare, set aside or pay any dividend or distribution with respect to any share of its capital stock or declare or effectuate a stock dividend, stock split or similar event, other than Tax distributions;
          (g) issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness for borrowed money or capitalized lease obligation;
          (h) make any equity investment in, make any loan to, or acquire the securities or assets of any other person or entity;
          (i) enter into any new or additional agreements or materially modify any existing agreements relating to the employment of any officer or director or any written agreements of any of its employees, except as to indemnification of officers and directors and otherwise in the ordinary course of business;
          (j) other than as specifically provided for in this Agreement, make any payments out of the ordinary course of business to any of its officers, directors, employees or stockholders;
          (k) other than as specifically provided for in this Agreement, pay, discharge, satisfy or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business;
          (l) sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any Intellectual Property;
          (m) agree in writing or otherwise take any action that would, or would reasonably be expected to, prevent, impair or materially delay the ability of Parent or Kidville as the case may be, to consummate the transactions contemplated by this Agreement;
          (n) form or acquire any additional subsidiaries; or
          (o) agree to take any of the actions specified in this Section 6.16.
     6.17 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to Closing to be satisfied by it and to consummate and make effective the transactions contemplated by this Agreement and make effective using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly using commercially reasonable efforts to remedy the same. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.
     6.18 Initial Listing Application. After the execution of this Agreement, Parent shall use its commercially reasonable efforts at commercially reasonable times, to the extent allowed under the rules of the American Stock Exchange, to take such actions with respect to the completion of all filings and other documents necessary to be filed with the American Stock Exchange in connection with the listing application for the inclusion of the Parent Common Stock on the American Stock Exchange, conduct ongoing negotiations with the American Stock Exchange with respect to such listing and perform all acts reasonably requested by the American Stock Exchange.
     6.19 Financial Statements. Prior to Closing, Kidville shall commence the process of initiating and make reasonable progress toward developing a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Kidville shall disclose to Kidville’s outside auditors (A) all significant deviciencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Kidville’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Kidville’s internal controls over financial reporting.
     6.20 Lock-up Agreements.
          (a) Kidville shall cause the Persons set forth on Schedule 6.20(a) to deliver to Parent an executed lock-up letter agreement substantially in the form of Exhibit B hereto prior to the Effective Time (the “Kidville Lock-up Agreements”).
          (b) Parent shall cause the Persons set forth on Schedule 6.20(b) to deliver an executed lock-up letter agreement substantially in the form of Exhibit C hereto prior to the Merger (the “Parent Lock-up Agreements”).
     6.21 Notices and Consents. Each of Parent and Kidville will give any notices to third parties, and will use their commercially reasonable efforts to obtain any third party consents referred to in the Schedule of Exceptions delivered by it hereunder.
     6.22 Accredited Investor Representations. Kidville agrees to use its commercially reasonable efforts to obtain and deliver to Parent prior to Closing representating from each Kidville Member, dated as of a recent date, that (a) he, she or it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
     6.23 Member Vote. Simultaneously herewith, Kidville shall deliver to Parent a voting agreement, in the form set forth as Exhibit E, of those Kidville Members set forth on Schedule 6.23 to vote any and all Kidville Membership Interests that he, she or it owns at Closing in favor of the Merger and any other transactions contemplated hereby requiring member approval.
     6.24 No Additional Representations or Warranties. Each of Parent, Merger Sub and Kidville acknowledge that the others have not made any representation, warranty or covenant, express or implied, as to the accuracy or completeness of any information regarding any of them, except as expressly set forth in this Agreement or the Schedule of Exceptions. SUBJECT TO ANY RIGHTS ANY PARTY MAY HAVE UNDER LAW OR EQUITY WITH RESPECT TO FRAUD OR WILLFUL CONCEALMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW, IN EQUITY, OR OTHERWISE, IN RESPECT OF PARENT, MERGER SUB, OR KIDVILLE, AS APPLICABLE, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, ANY IMPLIED

REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.
ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING
     7.1 Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:
          (a) Member Approvals. The Merger shall have been duly approved by the requisite vote of the Kidville Members entitled to vote thereon in accordance with the DLLCA (the “Kidville Member Approval”). In addition, this Agreement, including the Kidville Financing, shall have been approved by the requisite majority of Parent’s stockholders entitled to vote thereon, to the extent required. In the event their members and stockholders, respectively, including (in the case of Parent) by class voting, do not approve the Merger and the transactions contemplated herein, Kidville and Parent shall have no Liability to each other.
          (b) Governmental Authorities’ Approvals. All Governmental Authorities’ approvals, required to consummate the Merger, if any, shall have been obtained.
          (c) No Injunctions or Restraints. No restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger shall be in effect.
          (d) Completion of Kidville Financing. The Purchase Agreement in the form attached as Exhibit D hereto and cash proceeds of the Kidville Financing shall have been delivered to the Parent.
          (e) Exchange Act Filings. Parent and Kidville shall have prepared, and shall have used all reasonable efforts to cause any stockholder of Parent or Kidville Member to prepare, all information and documents reasonably necessary in order to satisfy any filing obligations of the Surviving Company, any Parent Stockholder or any director or officer of the Surviving Company under Section 13 or Section 16 of the Exchange Act in connection with the execution of this Agreement, the consummation of the Merger and the other transactions contemplated to occur in connection with the Closing.
     7.2 Conditions Precedent to Obligations of Parent and Merger Sub. Parent and Merger Sub’s obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver of each condition precedent listed below.
          (a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article IV shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (iii) to the extent that modifications to the applicable Schedules of Exceptions have been accepted as provided in the definitions of “Schedule of Exceptions.”
          (b) Lock-up Agreements. Parent shall have received executed copies of the Kidville Lock-up Agreements.
          (c) Performance of Obligations of Kidville. Kidville shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (d) Third-Party Consents. Kidville shall have procured all of the third-party consents required under this Agreement and set forth on Schedule 7.2(d), if any.
          (e) Kidville Manager’s Certificate. Parent and Merger Sub shall have received a certificate of Kidville signed by a manager of Kidville certifying the matters set forth in Section 7.2(a) and Section 7.2(c) with respect to Kidville.
          (f) Kidville Secretary’s Certificate. The duly authorized Secretary of Kidville shall have delivered to Parent certified copies of the Kidville Charter Documents and written resolutions of the Kidville Members authorizing the Merger and the transactions contemplated hereby.
          (g) Other Documents. Parent shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement including in connection with the Kidville Financing and shall have been provided with such other documents as it shall have reasonably requested from Kidville.
          (h) Resignations. Any persons agreed to by Parent and Kidville shall have either (i) resigned or (ii) been removed from their positions as officers, directors or managers, as the case may be, of Parent, Kidville and the Merger Sub and shall have been replaced by the Director Nominees.
          (i) Receipt of Accredited Investor Information.
               (i) Kidville shall have delivered evidence to Parent that a sufficient number of Kidville Members are “accredited investors” as such term is defined in Rule 501(a) of Regulation D as promulgated under the Securities Act such that Parent is not disqualified from using Regulation D.
               (ii) Each of the Kidville Members set forth on Schedule 7.2(i) shall have delivered a letter to Parent substantially in the form of Exhibit I.
          (j) Information for SEC Filing. Parent shall have received from Kidville all information and documents reasonably necessary in order to satisfy its filing obligations with the SEC in connection with the Merger, including, but not limited to, the written consent of

Kidville’s accountants to the inclusion of the financial statements of Kidville and their reports thereon in connection therewith in such filings and any future SEC filings.
          (k) Financial Statements; Audit. Parent shall have received from Kidville the audited financial statements of the Kidville Group for the financial years ended December 31, 2006 and December 31, 2007, together with any notes thereto having been prepared in accordance with GAAP consistently applied on a consolidated basis (the “Kidville Audited Financial Statements”), which except for the effects of including financial notes thereto consistent with GAAP and the year-end audit shall not be materiality inconsistent with the Kidville Financial Statements for the financial year ended December 31, 2006 and December 31, 2007.
          (l) Interim Financial Statements. Parent shall have received from Kidville the unaudited and reviewed consolidated financial statements for the Kidville Group as of and for the six months ended June 30, 2008, which statements, taken as a whole, shall not evidence any Material Adverse Effect on the financial condition of Kidville since the date of this Agreement.
          (m) Kidville Loans; Payoff Letters. Kidville shall have received payoff letters in customary form from the lenders of the Kidville Loans in respect of the repayment of such loans in accordance with Section 2.2.
          (n) Release of Parent Shares. Immediately preceding Closing: (i) Mr. Sim Farar and PP6O, LLC, collectively, shall own no Parent Shares, and (ii) Frost Gamma Investments Trust, Dr. Jane Hsiao, Mr. Steven D. Rubin and Mr. Subbarao Uppaluri, collectively, shall own no more than 75,000 Parent Shares.
     7.3 Conditions Precedent to Obligation of Kidville. Kidville obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver of each condition precedent listed below.
          (a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article V shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (iii) to the extent that modifications to the applicable Schedule of Exceptions have been accepted as provided in the definition of “Schedule of Exceptions.”
          (b) Lock-up Agreements. Kidville shall have received executed copies of the Parent Lock-up Agreements.
          (c) Third-Party Consents. Parent shall have procured all of the third-party consents set forth on Schedule 7.3(c), if any.

          (d) Performance of Obligations of Parent and Merger Sub.
               (i) Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
               (ii) Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (e) Parent and Merger Sub Officer’s Certificate. Kidville shall have received a certificate of Parent signed by the chief executive officer of Parent certifying the matters set forth in Section 7.3(a), and 7.3(d)(i) and (ii) with respect to Parent and Merger Sub.
          (f) Parent and Merger Sub Secretary’s Certificate. The duly authorized and respective Secretaries of Parent and Merger Sub shall have delivered to Kidville, certified copies of the Parent Certificate, the Parent By-laws, the Merger Sub Articles and resolutions adopted by Parent’s board of directors on behalf of Parent and as the sole stockholder of Merger Sub authorizing the Merger and the transactions contemplated hereby.
          (g) Other Documents. Kidville shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement, including in connection with the Kidville Financing, and shall have been provided with such other documents as it shall have reasonably requested from Parent.
          (h) Resignations. The persons referenced in Section 7.2(h) shall have either (i) resigned or (ii) been removed from their positions as officers and directors of Parent, Kidville, and the Merger Sub and shall have been replaced by the Director Nominees.
          (i) Parent Stockholder Approvals. All items to be approved by stockholders of Parent pursuant to Section 6.15 shall have been approved and Parent shall have filed any documents necessary to effect such approvals.
          (j) Kidville Loans; Payoff Letters. Kidville shall have received payoff letters in customary form from the lenders of the Kidville Loans in respect of the repayment of such loans in accordance with Section 2.2.
     7.4 Waiver of Conditions. Any condition to a party’s obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing may be waived by that party with the consent of the board of directors of that party, without the need for further corporate consent or approval.
ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Kidville, Merger Sub, and, if applicable, Parent, in the following manner:
          (a) By mutual written consent of Parent and Kidville;

          (b) By Parent at any time prior to the Effective Time in the event Kidville has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Parent has notified such party in writing of the breach and the breach has continued without cure (i) for a period of 30 days after such notice of breach, or (ii) at the End Date, whichever shall be the earliest;
          (c) By Kidville at any time prior to the Effective Time in the event Parent or Merger Sub has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Kidville has notified such party in writing of the breach and the breach has continued without cure (i) for a period of 30 days after such notice of breach, or (ii) at the End Date, whichever shall be the earliest;
          (d) By either Kidville or Parent, if the Effective Time shall not have occurred on or before the End Date; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date; or
          (e) By either Kidville or Parent, if any restraining order, injunction, legal restraint, prohibition or other judgment has been issued by any court of competent jurisdiction that has the effect of preventing the consummation of the Merger and such restraint, injunction or prohibition has become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the restraining order, injunction, legal restraint, prohibition or other judgment to have been issued by any court of competent jurisdiction.
     8.2 Liability. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall terminate and there shall be no other liability on the part of Kidville or Parent to any other party except for (i) liability arising from any breach of the provisions of Section 6.1, this Section 8.2 and Article X, which provisions shall survive such termination, and (ii) actions or inactions constituting fraud or intentional misconduct.
ARTICLE IX
INDEMNIFICATION
     9.1 Survival. The representations and warranties of Parent, Merger Sub and Kidville contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing, and for a period of 12 months following the Closing.
     9.2 Indemnification.
          (a) Parent hereby agrees to indemnify and hold harmless Kidville and, as applicable, its officers, directors, stockholders, agents and representatives from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) (“Losses”) due to or arising out of a material breach of any representation, warranty or covenant provided by Parent or Merger Sub hereunder.

          (b) Kidville hereby agrees to indemnify and hold harmless Parent and, as applicable, its respective officers, managers, directors, stockholders, members, agents and representatives from and against any and all Losses due to or arising out a material breach of any representation, warranty or covenant provided by Kidville hereunder.
     9.3 Holdback; Limitation of Liability. As security for the Parties’ respective indemnification obligations hereunder, Parent shall hold back (the “Holdback”) ten percent (10.0%) of the Parent Shares to be issued to each Kidville Member, except the Investors, in connection with the Merger (the “Kidville Escrowed Securities”) pursuant to the terms of Article III hereof and this Article IX. The Escrowed Securities shall be held in escrow pursuant to an escrow agreement in the form attached hereto as Exhibit F (the “Escrow Agreement”) and released in accordance with the terms thereof on the date that is 12 months after the Closing Date, except with respect to a number of such Kidville Escrowed Securities, as applicable, reasonably determined to be necessary to satisfy any written claim made pursuant to this Article IX prior to such release date, which securities shall be held pursuant to the terms hereof until such claim is fully and finally resolved. Parent shall offset Losses for which Kidville is obligated to provide indemnification hereunder against the Kidville Escrowed Securities on a pro rata basis based on the number of such securities (calculated on a fully diluted basis) issued to each holder thereof and held in such escrow, and the aggregate number of Kidville Escrowed Securities subject to such offset shall be determined by dividing the amount of such indemnifiable losses, as fully and finally determined to be due, by the average closing price per Parent Share on the Eligible Market or other applicable exchange, as applicable, for the ten-day period ending on the day prior to the date of such offset. Notwithstanding anything else in this Agreement to the contrary, in no event shall Kidville have any liability of any kind or nature under this Agreement or any applicable Law to any parties or third party beneficiaries hereunder other than pursuant to the Holdback and the indemnification obligations of such Persons shall be limited to the Holdback. Accordingly, if any indemnitee incurs Losses that exceed the value of the Kidville Escrowed Securities (as determined pursuant to this section), with respect to which it seeks indemnification hereunder neither Kidville nor any of its respective stockholders shall be liable for such portion of the Losses that exceeds the value of the Kidville Escrowed Securities.
     9.4 Satisfaction of Parent Indemnification. If Parent shall be liable for indemnification under Section 9.2(a), Parent shall satisfy such indemnification by issuing additional Parent Shares on a pro rata basis to the holders of Kidville Securities, calculated on a pro rata basis based on the number of Parent Shares and Parent Assumed Options (calculated on a fully diluted basis) issued to each holder of Kidville Securities, as applicable. The aggregate number of Parent Shares to be issued to satisfy such indemnification obligation shall be determined by dividing the amount of such indemnifiable losses as fully and finally determined to be due, by the average closing price per Parent Share on the Eligible Market or other applicable exchange for the ten-day period ending on the day prior to the date of satisfaction of such indemnification obligation. Notwithstanding anything else in this Agreement to the contrary, in no event will Parent by liable to any Parties or third party beneficiaries hereunder for any amount which exceeds, in the aggregate, ten percent (10.0%) of the Parent Shares and Parent Assumed Options issued hereunder (the “Parent Liability Limitation”).
     9.5 Sole Remedy; Limitation of Damages; Basket. The indemnification set forth in this Article IX shall be the sole remedy of the parties with respect to breaches of representations and warranties hereunder and any claim arising out of or relating to this Agreement and the transactions contemplated hereby. In no event shall any party be entitled to punitive, exemplary, special, incidental or consequential damages or the like for any breach of any term hereunder. No party hereto shall be required to make an indemnification payment to an indemnitee pursuant to this Article IX until such time as the total amount of Losses that have been incurred or suffered by one or more of the indemnitees hereunder exceeds $50,000; if the total amount of such Losses exceeds $50,000, the indemnitee(s) shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Losses, and not merely for the portion of such Losses exceeding $50,000.
     9.6 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Losses or other remedy based upon breach of representations, warranties, or covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, or covenant.
ARTICLE X
MISCELLANEOUS
     10.1 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. None of the parties to this Agreement may assign or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.
     10.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     10.3 Facsimile. A facsimile, scanned or e-mailed copy of an original written signature shall be deemed to have the same effect as an original written signature.
     10.4 Captions and Headings. The captions and headings contained in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     10.5 Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (i) when hand delivered to the other party; (ii) upon receipt, when sent by facsimile to the number set forth below or emailed to the address set forth below; or (iii) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. Each person making a communication hereunder by facsimile or email will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or email pursuant hereto. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this

Section 10.5, by giving the other parties written notice of the new address in the manner set forth above.

If to Parent:	Longfoot Communications Corp 4400 Biscayne Blvd., Suite 950 Miami, FL 33137 Attn: Glenn L. Halpryn, CEO Tel.: (305) 573-4112 Fax: (305) 573-4115

with a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, FL 33131 Attn: Robert L. Grossman, Esq. Tel.: (305) 575-0756 Fax: (305) 961-5756

If to Kidville:	Kidville Holdings, LLC 163 E. 84th Street New York, NY 10028 Attn: Andrew M. Stenzler, Chairman and CEO Tel.: (212) 772-8435 Fax: (212) 772-9010

with a copy to:	Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, NY 10036 Attn: James A. Grayer, Esq. Tel.: (212) 718-7616 Fax: (212) 715-8000
     10.6 Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of Parent and Kidville until the Effective Time. Thereafter, such action shall be taken only with the written consent of a majority in interest of the pre-Closing stockholders of each of Parent and Kidville, but only to the extent permitted by applicable Law. The observance of any term of this Agreement may be waived, either generally or in a particular instance and either retroactively or prospectively, at any time by the party or parties hereto entitled to the benefit thereof.
     10.7 Enforceability; Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable Law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.
     10.8 Governing Law. This Agreement shall otherwise be construed in accordance with, and governed in all respects by, the Laws of Delaware.
     10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.10 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement, except that the Kidville Members, are third party beneficiaries with respect to the provisions set forth in Sections 9.2(a) and 9.4 of this Agreement.
     10.11 Entire Agreement. This Agreement and all schedules and exhibits hereto and thereto constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.
     10.12 Delays or Omissions. No delay or omission to exercise any right power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. Except as otherwise set forth herein, all remedies, either under this Agreement or by Law or otherwise afforded to any party, will be cumulative and not alternative.
     10.13 Expenses. If the Merger is not consummated, each party shall bear and pay all of the legal, accounting and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, except for those expenses paid at the closing of the Purchase Agreement from the Cash Consideration. If the Merger is consummated, then Parent and Kidville shall pay all remaining expenses of Parent, Kidville and the Investors.
     10.14 Schedules, Exhibits and Schedule of Exceptions. The Exhibits and Schedules, including the Schedule of Exceptions, annexed hereto and referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
[Signatures begin on next page.]

     IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the day, month and year first above written.

Kidville Holdings, LLC, a Delaware limited liability company
By:	/s/ Andrew Stenzler
	Name:	Andrew Stenzler
	Title:	Manager

Longfoot Communications Corp. a Delaware corporation
By:	/s/ Glenn L. Halpryn
	Name:	Glenn L. Halpryn
	Title:	President

Kidville Merger Corp., Inc., a Delaware Corporation
By:	/s/ Steven D. Rubin
	Name:	Steven D. Rubin
	Title:	President

SCHEDULE A
KIDVILLE SUBSIDIARIES
1.	Kidville, NY, LLC

2.	Kidville UWS, LLC

3.	Kidville Park Slope, LLC

4.	Kidville Tribeca, LLC

5.	Kidville Entertainment, LLC

6.	Kidville Franchise Company, LLC

7.	Kidville Summerlin, LLC

8.	Kidville DC, LLC

9.	Kidville Media, LLC*

*	The entirety of the issued and outstanding membership interest in Kidville Media, LLC are held as follows: Kidville Entertainment, LLC (87.88%); Kidville NY, LLC (9.09%); and Kidville UWS, LLC (3.03%)

SCHEDULE B
INVESTORS
Frost Gamma Investments Trust
Hsu Gamma Investment, L.P.
Steven D. Rubin
Dr. Rao Uppaluri, Ph.D.
Howard M. Lorber
Tom Morgan
Marc Bell
Richard Lampen
Adam Malamed
David Rosenberg
MZ Trading LLC
Robert Anello
Barry Rabkin
Fidaco Investments, C.V.
Jaqueline Simkin Trust
IVC Investors, LLLP
Steven Jerry Glauser
Andrew Brooks

EXHIBIT A
PARENT INCENTIVE COMPENSATION PLAN

EXHIBIT B
KIDVILLE LOCK-UP AGREEMENTS
Parent Corp.

Attn:
Ladies and Gentlemen:
     The undersigned, a holder of membership interests of Kidville Holdings, LLC, a Delaware limited liability company (“Kidville”), and/or Longfoot Communications Corp., a Delaware corporation (“Parent”), will hold shares of common stock, $0.001 par value, of Parent (“Parent Shares”) after the transactions contemplated by that certain Merger Agreement, dated as of July 14, 2008 by and among Kidville, Parent and Kidville Merger Corp., Inc., a Delaware corporation (the “Merger Agreement”). For good and valuable consideration, the undersigned hereby irrevocably agrees that following the closing of the Merger Agreement, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Parent Share, including, Parent Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the United States Securities and Exchange Commission and Parent Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Parent Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Parent Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Parent Shares or securities convertible into or exercisable or exchangeable for Parent Shares or any other securities of Parent, or (4) publicly disclose the intention to do any of the foregoing, in each case, for a period commencing on the date of the closing of the Merger Agreement and ending on the second anniversary of such date (the “Term”).
     In furtherance of the foregoing, Parent and its transfer agent on its behalf are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Yours truly,
By:
Name:
Title:

Dated:

EXHIBIT C
PARENT LOCK-UP AGREEMENTS
Parent Corp.

Attn:
Ladies and Gentlemen:
     The undersigned, a holder of membership interests of Kidville Holdings, LLC, a Delaware limited liability company (“Kidville”), and/or Longfoot Communications Corp., a Delaware corporation (“Parent”), will hold shares of common stock, $0.001 par value, of Parent (“Parent Shares”) after the transactions contemplated by that certain Merger Agreement, dated as of July 14, 2008 by and among Kidville, Parent and Kidville Merger Corp., Inc., a Delaware corporation (the “Merger Agreement”). For good and valuable consideration, the undersigned hereby irrevocably agrees that following the closing of the Merger Agreement, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Parent Share, including, Parent Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the United States Securities and Exchange Commission and Parent Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Parent Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Parent Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Parent Shares or securities convertible into or exercisable or exchangeable for Parent Shares or any other securities of Parent, or (4) publicly disclose the intention to do any of the foregoing, in each case, for a period commencing on the date of the closing of the Merger Agreement and ending on the second anniversary of such date.
     In furtherance of the foregoing, Parent and its transfer agent on its behalf are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Yours truly,
By:
Name:
Title:

Dated:

EXHIBIT D
PURCHASE AGREEMENT FOR KIDVILLE FINANCING

EXHIBIT E
VOTING AGREEMENT

EXHIBIT F
ESCROW AGREEMENT

EXHIBIT G
AMENDED CHARTER DOCUMENTS

EXHIBIT H
FORM OF AMENDED AND RESTATED PARENT CERTIFICATE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LONGFOOT COMMUNICATIONS CORP.
     Longfoot Communications Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
          1. The name of the corporation is Longfoot Communications Corp. The date of the filing of its original certificate of incorporation with the Secretary of State was July 21, 2004.
          2. This Amended and Restated Certificate of Incorporation restates the Certificate of Incorporation and amends the Certificate of Incorporation by (i) changing the name of the corporation and (ii) effecting a                     -for-                     reverse stock split of the outstanding shares of capital stock of the corporation.
          3. The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:
ARTICLE I
The name of the corporation is Kidville, Inc. (hereinafter called the “Corporation”).
ARTICLE II
Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the city of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.
ART1CLE III
The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware.
ARTICLE IV
The Corporation is authorized to issue two classes of shares, to be designated common stock and preferred stock, respectively. The number of shares of common stock authorized to be issued is 225,000,000 shares of $0.001 par value and the number of preferred shares authorized to be issued is 25,000,000 shares of $0.001 par value, The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Amended and Restated Certificate, to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the board of directors with respect to each series shall include but not be limited to, determination of the following:
(a) The number of shares constituting that series and the distinctive designation of that series;
(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights and the number of votes per share of such series;
(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;
(e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(f) Whether that series shall have a sinking fund for redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;
(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
(h) Any other relative rights, preferences and limitation of that series.
Upon the effectiveness of this Amended and Restated Certificate of Incorporation, every _________(______) shares of the Corporation’s issued and outstanding Common Stock shall, automatically and without any action on the part of the holder thereof, be reclassified and changed into one (1) share of the Corporation’s Common Stock, par value $0.001 per share. Fractional shares shall be rounded up to the next whole share.
ARTICLE V
The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation’s Bylaws. Each such director will serve as a director until his or her successor is duly elected and qualified.
ARTICLE VI
No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation Or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under §174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper benefit. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law in existence either now or hereafter.
ARTICLE VII
This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.
ARTICLE VIII
The directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.
ARTICLE IX

The Corporation is to have perpetual existence.
          4. The foregoing Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware and the stockholders owning a majority of the outstanding shares entitled to vote thereon [by consent of stockholders in lieu of meeting on                      ___, 2008, in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware], and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.
          5. This Amended and Restated Certificate of Incorporation shall be effective as of                      ___, 2008.
IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation of the Corporation to be signed by the undersigned, and the undersigned has executed this certificate and affirms the foregoing is true and under penalty of perjury this ___ day of                     , 2008.

Andrew Stenzler
Chief Executive Officer

EXHIBIT I
LETTER TO PARENT